Exhibit 10.1

LOAN AGREEMENT
Dated as of
October 21, 2010
AMONG
ASTROTECH SPACE OPERATIONS, INC.
ASTROTECH CORPORATION
ASTROTECH FLORIDA HOLDINGS, INC.
AND
AMERICAN BANK, N.A.

i

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Exhibits

Exhibit A —	Revolving Promissory Note
Exhibit B —	Term Promissory Note
Exhibit C —	Borrowing Base Certificate
Exhibit D —	Compliance Certificate

Schedules

4.8 —	Collateral

iii

LOAN AGREEMENT
THIS LOAN AGREEMENT is dated and effective on and as of October 21, 2010, by and among Astrotech Space Operations, Inc., a Delaware corporation (the “Borrower”), Astrotech Corporation, a Washington corporation (the “Parent”), Astrotech Florida Holdings, Inc., a Florida corporation (“Holdings”), and American Bank, N.A. (the “Lender”).
RECITALS
The Borrower has requested certain loans and financing accommodations from the Lender. The Lender is willing to make certain loans and extend certain financial accommodations to the Borrower in reliance upon, and subject to, the representations, warranties, terms and conditions of this Agreement.
AGREEMENTS
For and in consideration of the mutual covenants and agreements herein contained, the Lender and the Loan Parties have agreed and do hereby agree as follows:
SECTION I.
GENERAL TERMS
1.1. Certain Definitions: As used in this Loan Agreement:
“Account” shall mean a right to payment of a monetary obligation, which has been earned by performance, for property that has been sold, leased, licensed, assigned, or otherwise disposed of, or for services rendered.
“Affiliate” shall mean with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary 10% or more of the securities or interests having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person and (iii) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Anything herein to the contrary notwithstanding, in no event shall the Lender be considered an “Affiliate” of the Borrower.
“Agreement” shall mean this Loan Agreement, as the same may be modified, amended, restated or replaced from time to time.
Bankruptcy Code” shall mean Title 11, United States Code, 11 U.S.C. 101 et seq., as the same may be amended and in force and effect from time to time, or any successor law.
“Borrower” shall mean Astrotech Space Operations, Inc., a Delaware corporation, its successors and assigns.
“Borrower Security Agreement” shall mean a security agreement, in Proper Form, executed by the Borrower.

“Borrowing Base” shall mean an amount equal to eighty percent (80%) of the Borrower’s Eligible Accounts, as determined on the dates of determination of the Borrowing Base.
“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit C attached hereto to be executed and delivered from time to time by the chief financial officer or chief executive officer or corporate controller of the Borrower as required by the provisions of Section 4.1(d) of this Agreement.
“Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday, on which the Lender is open for the conduct of its business generally.
“Capital Expenditures” shall mean the aggregate amount of all purchases or acquisitions of items considered to be capital items under GAAP, and in any event shall include the aggregate amount of items leased or acquired under Capital Leases at the cost of the item, and the acquisition of realty, tools, equipment, and fixed assets, and any deferred costs associated with any of the foregoing (excluding deferred lease payments under Capital Leases).
“Capital Leases” shall mean capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.
“Capital Stock” shall mean, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation, membership interests in any Person that is a limited liability company and partnership and joint venture interests (general and limited) in any Person that is a partnership or joint venture.
“Capitalized Lease Obligations” shall mean, with respect to any Person, the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Change of Control” shall mean the occurrence of any of the following:
(a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of the Parent, who did not have such power before such transaction; or
(b) the Borrower ceases for any reason to be a wholly owned, direct Subsidiary of the Parent.
“Change of Management” shall mean any change in the position of Persons serving as an “Executive Officer” (as defined by the Securities and Exchange Commission) of a Loan Party on the Closing Date.
“Closing Date” shall mean the date of this Agreement or such later date as may be agreed to in writing by the Lender.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations thereof or thereunder by the Internal Revenue Service.
“Collateral” shall mean the security for payment of the Indebtedness and performance of the Obligations as contemplated by, and referred to in, Section 4.8 of this Agreement.
“Collateral Documents” shall mean all security agreements, guaranties, collateral assignments, pledge agreements, deeds of trust, mortgages and lien instruments executed by the Borrower, any other Loan Party or others to secure, guarantee or otherwise provide for payment of the Indebtedness or performance of the Obligations, in favor of or for the benefit of the Lender, including those which have been previously executed or are executed concurrently herewith or subsequently hereto. Without limiting the generality of the foregoing, the term “Collateral Documents” shall specifically include the Guaranty Agreement, the Mortgage, the Borrower Security Agreement and the Holdings Security Agreement.
“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit D attached and to be executed and delivered from time to time as required by the provisions of Section 4.1(f) hereof and to be signed by an appropriate Principal Officer of the Borrower demonstrating, in reasonable detail, compliance with the covenants set forth in Section 5.1 and Section 5.8, and containing a statement whether to the Knowledge of such officer an Event of Default or Default has occurred hereunder and, if so, whether it is continuing and specifying the steps that are being taken by the Borrower to cure the same.
“Contingent Liability” shall mean, as to any Person, any Guaranty, and any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, including without limitation any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase Property or services for the purpose of assuring the owner of such Debt of its payment, or (c) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation.
“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the applicable Person, are treated as a single employer under Section 414 of the Code.
“Debt” shall mean, as to any Person, (a) all obligations of such Person for borrowed money; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Rate Protection Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created); (e) all indebtedness secured by any lien upon Property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (f) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property and (g) all Capitalized Lease Obligations. For all purposes of this Agreement, the Debt of any Person shall include all recourse Debt of any partnership and joint venture in which such Person is a general partner or a joint venturer.
“Debt Service Coverage Ratio (After Distributions/Advances)” shall mean, as to any Person, the quotient derived on any date of determination by dividing such Person’s EBITDA, minus its Non-Financed Capex and minus Distribution/Advances (excluding Distribution/Advances from Holdings to Borrower), by its required payments of principal and interest on Debt (excluding any such payments to the extent refinanced through the incurrence of Debt as permitted by Section 5.2), determined on a trailing twelve month basis; provided, however, that the onetime distribution by the Borrower to the Parent of proceeds of the Term Loan to replenish funds used by the Parent to pay in full the Senior Convertible Notes shall not be deducted from EBITDA for purposes of calculating the Borrower’s Debt Service Coverage Ratio (After Distributions/Advances).
“Default” shall mean any occurrence which, but for the passage of time or giving of notice or both, or the happening of any further condition, event or act, would be an Event of Default.
“Default Rate” shall mean, during the continuance of an Event of Default, other than the failure to pay any amount of principal or interest on a Note when due, a rate per annum equal to the lesser of (a) five percent (5.00%) per annum in excess of the rate that would otherwise be applicable on the respective Loan during such time, and (b) the Maximum Lawful Rate, and during the continuance of any failure to pay any amount of principal or interest on a Note when due, a rate per annum equal to the Maximum Lawful Rate.
“Distribution/Advance” shall mean, as to any Person, (a) any declaration or payment of any dividend on, or the setting aside or the creation of a sinking fund with respect to, or the making of any distribution, loan, advance or investment to or in any holder (in its capacity as a holder) of, any Capital Stock of such Person (other than a dividend in, or distribution of, Capital Stock of the same class and series or the right to acquire Capital Stock of the same class and series), or (b) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of such Person, or the setting aside of funds or the creation of a sinking fund with respect thereto.
“EBITDA” shall mean, as to Borrower and Holdings on a consolidated basis for any period, the sum, without duplication, for such period, of (a) Net Income during such period, plus (b) Interest Expense during such period, plus (c) the amount properly deducted, in determining Net Income, of all income and franchise taxes (whether paid or deferred) of such Person during such period, plus (d) the amount properly deducted, in determining Net Income, representing amortization and depreciation of assets of such Person during such period.

“Eligible Accounts” shall mean the gross outstanding balance of the Borrower’s Accounts that are due and payable in thirty (30) days and that the Lender, in its sole discretion, shall deem eligible, and less (i) such reserves as the Lender, in its sole discretion, shall deem appropriate, (ii) all finance charges, late fees and other fees that are unearned, and (iii) all discounts, allowances, rebates, credits and adjustments. Without in any way limiting the discretion of the Lender to deem an Account eligible or ineligible, the Lender does not currently intend to treat an Account as eligible if:
(a) any warranty or representation contained in this Agreement or any of the Collateral Documents applicable either to Accounts in general or to any such specific Account has been breached with respect to such Account;
(b) all or any part thereof has remained unpaid for more than ninety (90) days after the original invoice date;
(c) 25% or more of the outstanding Accounts from the Account debtor have remained unpaid for more than ninety (90) days after the original invoice date;
(d) the Account is owed by an Account debtor who owes 50% or more of all Accounts in the aggregate (in which case, the amount exceeding 50% shall be treated as ineligible);
(e) the Account includes an amount billed for or representing retainage (in which case, the amount of retainage shall be ineligible until all prerequisites to its immediate payment have been satisfied);
(f) the Account debtor has filed a petition for relief under the Bankruptcy Code (or similar action under any successor law or any state law now or hereafter existing for the relief of debtors), made a general assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code (or similar action under any successor law or any state law now or hereafter existing for the relief of debtors), failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs;
(g) Accounts denominated in other than United States Dollars or payable outside the United States or payable by an Account debtor whose principal place of business is located outside the United States, except to the extent (1) covered by either Foreign Receivable Insurance or a letter of credit acceptable to the Lender and which has been assigned to the Lender by an assignment in Proper Form, or (2) approved by the Lender;
(h) the Account is subject to any offset, claim or dispute by the Account debtor (in which case, the amount of the Account equal to the amount of such offset, claim or dispute shall be ineligible);

(i) the Account is subject to consignment, sale or return, guaranteed sale or bill and hold;
(j) the Account is subject to any Liens, other than Liens in favor of the Lender;
(k) the Account is an account of the United States government, the government of any state of the United States or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing and the Lender has not perfected a first priority security interest in such Account (including, by way of illustration, but not in limitation, perfection under the Federal Assignment of Claims Act);
(l) the Account debtor is an Affiliate or employee of the Borrower;
(m) the Account is not evidenced by an invoice or other writing in Proper Form;
(n) the Borrower, in order to be entitled to collect the Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Account debtor; or
(o) the Account is subject to any provision prohibiting assignment or requiring notice of or consent to such assignment and (1) such prohibition has not been waived in writing or such notice, or (2) consent has not been given or obtained, or (3) such provision is unenforceable as to the right to grant a security interest to the Lender under provisions of the Uniform Commercial Code applicable to such Account.
“Environmental Laws” shall mean any applicable judgment, decree, code, order, law, rule of common law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any applicable state or local statute, regulation, ordinance, order or decree relating to the environment, and broadly including any and all present and future federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including any rules or regulations from time to time promulgated thereunder.

“Event of Default” shall mean any of the events specified or referred to in Section 7.1 of this Agreement with respect to which any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, has been satisfied.
“Foreign Receivable Insurance” shall mean insurance issued by either the Export-Import Bank of the United States or the Foreign Credit Insurance agency or other financially sound and reputable insurance companies indemnifying the Borrower for the insured percentage of a loss in excess of any applicable deductible arising out of a default with respect to the contract price of an insured transaction with a party outside the United States.
“GAAP” shall mean, as to a particular Person and subject to the provisions of Section 1.2, such accounting practice as, in the opinion of the independent accountants of recognized standing regularly retained by such Person and acceptable to the Lender, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the Person furnished to the Lender, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.
“Governmental Authority” shall mean any governmental authority, including that of the United States of America, any State of the United States, any foreign country, and any political subdivision of any of the foregoing, including the City of Austin, Texas, and any domestic or foreign agency, department, commission, board, bureau or court having jurisdiction over the Lender, the Borrower, any Guarantor, or Property of any of the foregoing.
“Green Bank Financing” shall mean the credit facilities made available to the Borrower by Green Bank, N.A. pursuant to the provisions of that certain Loan Agreement dated as of February 6, 2008 between the Borrower and such bank, as the same has been amended from time to time.
“Guaranty” shall mean, as to a Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor or such other Person against loss, including, without limitation, any agreement which assures any creditor or such other Person payment or performance of any obligation, or any take-or-pay contract and shall include without limitation, the contingent liability of such Person in connection with any application for a letter of credit (without duplication of any amount already included in Debt).
“Guaranty Agreement” shall mean an agreement, in Proper Form, executed by the Guarantors pursuant to which they guarantee the payment of the Indebtedness and the performance of the Obligations.

“Guarantors” shall mean, collectively, Holdings and the Parent.
“Hazardous Material” shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, insulation, transformers or other equipment that in each case contains dielectric fluid containing polychlorinated biphenyls, (b) any chemicals or other material or substances which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, recontaminants”, “pollutants” or words of similar import under any Environmental Laws and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Laws.
“Hedging Obligations” shall mean, with respect to any Person, all liabilities of such Person under any Rate Protection Agreement.
“herein,” “hereof,” “hereto,” “hereunder” and similar terms, shall refer to this Agreement and not to any particular section or provision of this Agreement.
“Holdings” shall mean Astrotech Florida Holdings, Inc., a Florida corporation, and its successors and assigns.
“Holdings Security Agreement” shall mean a security agreement, in Proper Form, executed by Holdings.
“Impermissible Qualification” shall mean, relative to the opinion or certification of any independent public accountant as to any financial statement of any Person, any qualification or exception to such opinion or certification (a) which is of a “going concern” or similar nature; (b) which relates to the limited scope of examination or matters relevant to such financial statement not in accordance with GAAP; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a Default or Event of Default.
“Indebtedness” shall mean all sums at any time and from time to time owed by the Borrower to the Lender under this Agreement, including principal and interest on the Notes, and any and all other indebtedness now or hereafter to become owing pursuant to any of the other Loan Documents.
“Indemnified Matters” shall have the meaning given such term in Section 4.15(a).
“Indemnitees” shall have the meaning given such term in Section 4.15(a).
“Interest Expense” shall mean, for any period, the aggregate consolidated interest expense of a Person for such period, as determined in accordance with GAAP, including, without duplication, the portion of any Capitalized Lease Obligations allocable to interest expense, all commissions, discounts and other fees charged with respect to letters of credit and bankers’ acceptance financing, the amortization of debt discounts and the net costs under Rate Protection Agreements, in each case paid or payable during such period.
“Late Charge” shall mean the late charge that is described in Section 2.5 hereof.

“Legal Requirement” shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority. Without limiting the generality of the foregoing, the term “Legal Requirement” shall specifically include the Export Administration Act of 1979, the Arms Control Act, The Foreign Corrupt Practices Act, the Iran Nonproliferation Act of 2000, The Truth in Negotiations Act and the Federal Acquisition Regulations.
“Lender” shall mean American Bank, N.A. and its successors and assigns.
“Leverage Ratio” shall mean, as of any date of determination, the ratio of the Borrower’s Total Debt to its Tangible Net Worth determined for Borrower and Holdings on a consolidated basis.
“Liabilities” shall mean all Debt and other items of indebtedness or liability (except capital and surplus, but including reserves other than those deducted in determining Tangible Assets) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet.
“Liens” shall mean any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including without limitation any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the laws of any jurisdiction (except for the filing of a financing statement or notice in connection with an operating lease).
“Litigation” shall mean any proceeding, claim, lawsuit, arbitration, and investigation conducted or threatened by or before any Governmental Authority, including without limitation proceedings, claims, lawsuits, and investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other law, or under or pursuant to any contract, agreement, or other instrument.
“Loan Documents” shall mean this Agreement, the Notes, the Collateral Documents, and all other documents, financing statements, agreements, and certificates executed and delivered by any Person in connection with any thereof.
“Loan Parties” shall mean, collectively, the Borrower, the Parent and Holdings, and “Loan Party” shall mean, individually, any one of the Borrower, the Parent or Holdings.
“Loan Party’s Knowledge, Borrower’s Knowledge or Knowledge” shall mean the actual knowledge of any Principal Officer of any Loan Party, after having conducted a reasonable investigation and inquiry thereof.
“Loans” shall mean the loans referred to in Section 2.1 and Section 2.2 of this Agreement.
“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any of the Loan Parties, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of the Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Lender on any of the Collateral.

“Material Customer Agreement” shall mean each agreement between the Borrower and one or more of its customers which is now in effect and each such agreement that is hereafter entered into and which, in each such case, gives rise to, or may give rise to, an Account and which can reasonably be expected to provide for aggregate payments to the Borrower over the life of the agreement in the aggregate amount of $1,000,000.00 or more.
“Maximum Lawful Rate” shall mean the maximum rate of nonusurious interest permitted with respect to the indebtedness evidenced by the Notes from time to time by applicable law after taking into account any and all fees, payments, and other charges that constitute interest under applicable law. Unless changed in accordance with applicable law, the applicable rate ceiling under Texas law shall be the weekly ceiling in effect from time to time, as provided in Chapter 303 of the Texas Finance Code (as amended) , subject to the provisions of Section 303.009 of the Texas Finance Code ( as amended).
“Mortgage” shall mean a Mortgage upon the Titusville Facility, in proper Form, executed by Holdings.
“Net Income” shall mean, for any period, all amounts (exclusive of all amounts in respect of any extraordinary gains or losses, the net mark-to-market of any Hedging Obligation, non-cash impairments of long-lived assets, intangible assets and goodwill) which, in accordance with GAAP, would be included as net income or net loss on the consolidated statements of income of the Borrower and its Subsidiaries at such time; provided, however, that there shall be excluded from Net Income (a) the income of any Person in which any other Person has a joint interest (other than a Subsidiary) or in which there is any restriction in the payment of such income to the Borrower or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions that were actually paid in cash to the Borrower or any of its Subsidiaries by such Person during such period; (b) the net income or net loss of any Person prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of its Subsidiaries; or (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of such dividends or distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or Legal Requirement applicable to such Subsidiary.
“Non-Financed Capex” shall mean Capital Expenditures not financed by Debt.
“Notes” shall mean the promissory notes evidencing the Loans and delivered or to be delivered to the Lender by the Borrower pursuant to this Agreement, together with any and all renewals, extensions, modifications and rearrangements thereof.
“Obligations” shall mean any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by the Borrower as set forth in this Agreement, the Notes and any other Loan Documents.
“Origination Fee” shall mean the fee to be paid by the Borrower to the Lender in accordance with the provisions of Section 2.7 of this Agreement.

“Parent” shall mean Astrotech Corporation, a Washington corporation, its successors and assigns.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Debt” shall mean:
(a) any Debt owing to the Lender under this Agreement and the other Loan Documents;
(b) any other Debt listed on Schedule 3.5 (with the exception of Debt that is to be repaid in full pursuant to the provisions of Section 2.3 hereof), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Borrower or Holdings than the terms of the Debt being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Debt is not greater than the amount of Debt outstanding immediately prior to such extension, refinancing or modification;
(c) Debt consisting of installment payments of insurance premiums obtained in the ordinary course of business on a current basis;
(d) Subordinated Debt not exceeding the aggregate principal amount of $500,000.00 outstanding at any given time; and
(e) Debt in respect of Capital Leases and purchase money obligations not to exceed the aggregate principal amount of $75,000 outstanding at any given time.
“Permitted Liens” shall mean:
(a) Liens arising under worker’s compensation laws, unemployment insurance laws and old age pensions or other social security benefits or other similar laws;
(b) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of any Debt), statutory obligations, surety and appeal bonds, and other obligations of like nature, incurred in the ordinary course of business;
(c) Liens imposed by law, such as carriers’, warehousemen’s mechanics’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business with respect to obligations not then delinquent by more than 60 days and with respect to which no enforcement action has been commenced, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established;
(d) Liens for Taxes to the extent nonpayment thereof shall be permitted by Section 4.9 hereof;

(e) Liens incidental to the normal conduct of the business of a Loan Party or the ownership of its Property (including zoning restrictions, easements, licenses, reservations, restrictions on the use of real Property or minor irregularities incident thereto and with respect to leasehold interests, Liens that are incurred, created, assumed or permitted to exist and arise by, through or under or are asserted by a landlord or owner of the leased Property, with or without consent of the lessee) that are not incurred in connection with the incurrence of any Debt and which do not in the aggregate materially impair the value or use of the Property used in the business of a Loan Party, or the use of such Property for the purpose for which such Property is held;
(f) Liens existing on the date hereof described on Schedule 3.5 attached hereto; provided that such Lien secures only those obligations which it secures on the Closing Date, and any extension, refinancing or modification thereof which is Permitted Debt pursuant to subparagraph (b) of the definition of Permitted Debt and such Lien does not extend to or cover any Collateral;
(g) Liens securing the payment of the Indebtedness and performance of the Obligations;
(h) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.1(l) hereof;
(i) Liens arising from filing UCC financing statements with respect to operating leases the existence of which do not result in an Event of Default;
(j) leases or subleases entered into in the ordinary conduct of business;
(k) statutory and common law landlords’ liens under leases to which the Borrower or Holdings is a party and which are not required to be waived or subordinated by the terms of this Agreement;
(l) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business;
(m) licenses and sublicenses of patents, trademarks, copyrights or other intellectual property rights granted in the ordinary course of business;
(n) any Lien existing on any fixed or capital asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other asset of the Borrower or any of its Subsidiaries not acquired together with such fixed or capital asset and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(o) Liens (including Liens arising under conditional sale, title retention or similar arrangements) on fixed or capital assets acquired, constructed or improved by the Borrower or any of its Subsidiaries; provided, that (i) such Liens secure Debt permitted by clause (e) of the definition of Permitted Debt, (ii) such security interests and the Debt secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any of its Subsidiaries other than fixed or capital assets acquired, constructed or improved in connection therewith;
(p) with respect to the Titusville Facility, encumbrances thereon reflected as exceptions to title in the mortgage title insurance policy (or binding commitment) relating to such parcel and approved by the Lender;
(q) Liens securing Subordinated Debt on assets other than Collateral; and
(r) Liens with respect to Capital Leases permitted by clause (e) of the definition of Permitted Debt.
“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association, Governmental Authority or any other form of entity.
“Plan” shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of a Controlled Group for employees of the Borrower is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Principal Officer” shall mean the chief executive officer, chief financial officer, general counsel, president or any vice-president of a Loan Party.
“Prior Financial Statements” shall mean the financial statements described in Section 3.4 hereof.
“Proper Form” shall mean such form as is satisfactory in form and substance to the Lender.
“Property” shall mean all types of real, personal, tangible, intangible, or mixed property, whether owned in fee simple or leased.
“Rate Protection Agreement” shall mean any interest rate cap agreement, interest rate collar agreement or similar arrangement designed to protect a Person against fluctuations in interest rates.
“Release” shall have the meaning given such term in Section 3.15.
“Restricted Payments” shall mean any Distribution/Advance or any direct or indirect distribution, dividend or other payment on account of any general or limited partnership interest in (or the setting aside of funds for, or the establishment of a sinking fund or analogous fund with respect to), or shares of Capital Stock or other securities of, a Person or any of its Subsidiaries.

“Restricted Purchases” shall mean any payments (or the setting aside of funds for, or the establishment of a sinking fund with respect to) on account of the purchase, redemption or other acquisition or retirement of any general or limited partnership interest in, or shares of Capital Stock or other securities of, a Person or any of its Subsidiaries.
“Revolving Credit” shall mean the short term, revolving credit available to the Borrower under this Agreement, as referred to in Section 2.1 below.
“Revolving Credit Limit” shall mean the principal amount of Three Million and 00/100 Dollars ($3,000,000.00).
“Revolving Credit Maturity Date” shall mean October 21, 2012.
“Senior Convertible Notes” shall mean Astrotech Corporation (Parent) notes bearing interest of 5.5% annually, which are due on October 15, 2010.
“Subordinated Debt” shall mean any debt owing or to become owing by the Borrower or the Parent, the payment of which and the Liens securing which are subordinated in all respects to the payment of the Indebtedness and any other Debt now or hereafter to become owing by the Borrower to the Lender and to the performance of the Obligations, pursuant to the provisions of a Subordination Agreement in Proper Form to which the Parent, the Borrower, the Lender and the Person to whom the Debt is owing are parties.
“Subordination Agreement” shall mean a written agreement in Proper Form to which the Lender is a party and which evidences the terms of subordination of Subordinated Debt.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Tangible Assets” shall mean, as to any Person, the total of all assets of such Person, as determined in accordance with GAAP, less the sum of the following:
(a) All intangibles such as goodwill, trademarks, trade names, franchises, goodwill, copyrights, patents, licenses and rights in any thereof;
(b) Unamortized discounts and expenses;
(c) Reserves not deducted for accounting purposes from the related assets;
(d) All capitalized future tax benefits;
(e) Assets located, and notes and receivables due from obligors domiciled, outside of the United States of America; and

(f) All other assets as are properly classified as intangible assets in accordance with GAAP.
“Tangible Net Worth” shall mean, as to any Person, the amount arrived at by subtracting the sum of such Person’s total Liabilities from its Tangible Assets and adding its Subordinated Debt.
“Taxes” shall mean all taxes, assessments, imposts, fees, and other charges at any time imposed by any laws or Governmental Authority.
“Term Loan” shall mean the term loan available to the Borrower under this Agreement, as referred to in Section 2.2 below.
“Term Loan Amount” shall mean Seven Million and 00/100 Dollars ($7,000,000.00).
“Term Loan Maturity Date” shall mean October 21, 2015.
“Term Note” shall mean the promissory notes evidencing the Term Loan and delivered or to be delivered to the Lender by the Borrower pursuant to this Agreement.
“Titusville Facility” shall mean, collectively, all those parcels of land owned by Holdings in Sections 3 and 4, Township 23 South, Range 35 East, in the City of Titusville, Brevard County, Florida, together with all improvements, facilities and amenities located thereon.
“Total Debt” shall mean, as to Borrower and Holdings on a consolidated basis, without duplication, with respect to such Person and its Subsidiaries, the sum of (a) all indebtedness for borrowed money, plus (b) all indebtedness subject to any Guaranty of such Person or any Subsidiary, plus (c) Capitalized Lease Obligations, plus (d) accrued and unpaid management fees payable by such Person, plus (e) Debt associated with interest rate swap agreements with other Persons, all calculated in accordance with GAAP.
“Unfunded Liabilities” shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefit liabilities under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefit liabilities, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the applicable Controlled Group to the PBGC or a Plan under Title IV of ERISA.
“Unused Fee” shall have the meaning given such term in Section 2.7(c) hereof.
“VAFB Facility” shall mean the 60 acre site located on Vandenburg Air Force Base in California and currently operated by the Borrower.
“VAFB Lease” shall mean the lease by which the Borrower leases the VAFB Facility and currently being.
“Working Capital” shall mean, as to any Person, such Person’s Current Assets less its Current Liabilities as determined in accordance with GAAP.

1.2. Other Documents; Accounting Terms. All terms defined in this Agreement shall be used with such defined meanings when used in any note, certificate, schedule, report or other document made or delivered pursuant to this Agreement, unless specifically required otherwise. Each accounting term not specifically defined herein shall have the meaning given in accordance with GAAP and, when applied to a Person, shall mean such Person and its Subsidiaries on a consolidated basis, unless otherwise expressly stated. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principal or practice and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Loan Parties and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change with the desired result being that the criteria for evaluating the financial condition of the Loan Parties shall be the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated as if such change had not occurred.
1.3. Use of Pronouns. Terms defined or used in the singular shall include the plural, and those in the plural shall include the singular, unless the context shall otherwise require, and the use of masculine, feminine and neuter pronouns shall include each gender as the context may require.
1.4. Amendments, Etc. Unless the context otherwise requires or unless otherwise provided, the terms defined in Section 1.1 hereof which mean or refer to a particular agreement, instrument or document shall also mean, refer to and include when appropriate all amendments, renewals, extensions, substitutions and modifications of such agreement, instrument or document, provided that nothing contained in this Section 1.4 shall be construed to authorize the execution or entering into by any Person of any such renewal, extension or modification except as may be permitted by other provisions of this Agreement.
SECTION II.
The Loans
2.1. Revolving Credit.
(a) Upon and subject to the terms and conditions of this Agreement, and until the Revolving Credit Maturity Date, the Lender agrees to advance loans to the Borrower from time to time, for the purposes specified in Section 2.3(a) of this Agreement on a short term, revolving basis so that the Borrower may borrow, repay and reborrow in amounts such that the aggregate principal amount outstanding under the Revolving Credit hereunder shall not, at any one time, exceed the lesser of (i) the Revolving Credit Limit or (ii) the Borrowing Base.
(b) The Lender’s agreement and obligation to advance funds under the Revolving Credit shall be subject to the continued satisfaction of each of the general conditions of borrowing under this Agreement as set out in Section VI below, and to the following additional condition:

At least one (1) Business Days prior to the making of such advance Borrower shall have delivered to the Lender, to the attention of Loan Operations, a written request for such loan, specifying the amount of the requested loan advance, the date the advance is requested to be made, and the purpose of the advance and such request shall be included in a Borrowing Base Certificate, prepared as of the date of the draw request. Further, as a condition precedent to the obligation of the Lender to make any such advance, the Borrower shall furnish to the Lender such schedules, certificates, and other documents as the Lender may reasonably require to satisfy itself with respect to the proper use of the proceeds of the Revolving Credit as provided in Section 2.3(a) of this Agreement. If all conditions to such advance have been satisfied, the Lender shall make such advance within one (1) Business Days after receipt of the written request. Any such written request received on or after 11:00 a.m., Austin time, shall be deemed to have been received the next Business Day.
(c) The obligation of the Borrower to repay the advances made under the Revolving Credit shall be evidenced by a Revolving Note of the Borrower, in the form of Exhibit A attached hereto with appropriate insertions. The Borrower shall pay immediately without demand or notice the principal amount outstanding at any time under the Revolving Credit to the extent such principal amount exceeds the lesser of (i) the Revolving Credit Limit or (ii) the Borrowing Base. The Revolving Note shall be payable in full on the Revolving Credit Maturity Date.
2.2. Term Loan.
(a) Upon and subject to the terms and conditions of this Agreement, the Lender agrees to advance a loan to the Borrower in a single advance on the Closing Date for the purpose specified in Section 2.3(b) of this Agreement in the amount of the Term Loan Amount.
(b) The obligation of the Borrower to repay the loan advanced under the Term Loan shall be evidenced by a Term Note of the Borrower, in the form of Exhibit B attached hereto with appropriate insertions. The Term Note shall be payable in full on the Term Loan Maturity Date.
2.3. Use of Proceeds.
(a) The proceeds of each loan requested by the Borrower and advanced by the Lender under the Revolving Credit shall be used by the Borrower first to repay in full all amounts owing on the Closing Date under the revolving credit portion of the Green Bank Financing and thereafter solely for working capital and general corporate purposes.
(b) The proceeds of the Term Loan shall be used solely (i) to repay in full all amounts owing on the Closing Date on the term loan portion of the Green Bank Financing, and (ii) to make a Distribution/Advance by the Borrower to the Parent to replenish funds used by the Parent solely to pay in full all amounts owing on the Senior Convertible Notes.
(c) Each loan request by the Borrower for an advance under either of the Notes shall be deemed to be a representation by the Borrower that the proceeds of the advance will be used solely for the purposes required by this Section 2.3.

2.4. Default Interest. During the continuation of any Event of Default, the Borrower shall pay, on demand, at the Lender’s option, interest (after as well as before judgment to the extent permitted by applicable law) on the principal amount outstanding on the Loans at a per annum rate equal to the Default Rate.
2.5. Late Charges. The Borrower agrees that in the event any payment due under either of the Notes shall become overdue for a period of ten (10) days, an amount equal to five percent (5%) of that payment may be charged by the Lender for the purpose of defraying the expense incident to handling such delinquent payment and, if so charged by the Lender, shall be paid by the Borrower on demand. In no event shall the interest contracted for, charged or received with respect to the Loans, including such late charge, ever exceed the Maximum Lawful Amount and it is agreed that the payment and collection of such late charges shall be subject to the provisions of Section 8.13.
2.6. Computations and Manner of Payments.
(a) Time and Place. Borrower shall make each payment hereunder and under the other Loan Documents not later than 1:00 p.m., Austin, Texas time, on the day when due in same day funds (by wire transfer or otherwise) to the Bank at the Bank’s office at 5120 S. Padre Island Drive, Corpus Christi, Texas 78466, to the attention of Loan Operations or to the Bank at the Bank’s office at 3520 Bee Cave Road, Austin, Texas 78746, to the attention of Loan Operations.
(b) Computation of Interest. Interest shall be calculated on the basis of a 365 or 366 day year (as the case may be) with the daily interest accrual being multiplied by the actual days elapsed, but not exceeding the Maximum Lawful Rate. Such computations shall be made including the first day but excluding the last day occurring in the period for which such interest or payment is payable. All payments under the Loan Documents shall be made in United States dollars.
(c) Business Day. Whenever any payment to be made hereunder or under any other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable.
2.7. Fees. Subject to the provisions of Section 8.13 hereof, the Borrower shall pay to the Lender the following fees:
(a) An Origination Fee for making available the Revolving Credit in the amount of Three Thousand Seven Hundred Fifty and 00/100 Dollars ($3,750.00), of which $1,000.00 has been paid and the remaining $2,750.00 shall be paid on the Closing Date, and
(b) An Origination Fee for making available the Term Loan in the amount of Eight Thousand Seven Hundred Fifty and 00/100 Dollars ($8,750.00), of which $1,500.00 has been paid and the remaining $7,250.00 shall be paid on the Closing Date, and

(c) an unused fee which shall accrue daily with respect to the unused portion of the Revolving Credit with the amount of the Unused Fee that shall accrue each day being equal to the product of (i) 1/360 times (ii) .25% times (iii) the amount by which the amount of Revolving Credit Limit exceeds on such day the unpaid principal balance of the Revolving Credit on such day, payable on the last day of each March, June, September and December, beginning with December 31, 2010, and on the Revolving Credit Maturity Date.
2.8. Accounts Stated. All statements of account rendered by the Lender to the Borrower relating to any Obligation or Indebtedness, including without limitation all statements of principal, interest, expenses and costs owing by the Borrower to the Lender, shall be presumed correct and accurate and shall constitute an account stated between the Borrower and the Lender unless, within thirty (30) days after receipt thereof by the Borrower, the Borrower shall deliver to the Lender written objection thereto, specifying the error or errors, if any, contained in such statement.
SECTION III.
Representations And Warranties
The Loan Parties jointly and severally represent and warrant to the Lender that:
3.1. Organization; Good Standing. The Borrower is a Delaware corporation duly organized pursuant to its certificate of incorporation filed with the Secretary of State of Delaware and is validly existing and in good standing under the laws of the State of Delaware. Parent is a Washington corporation duly organized pursuant to its certificate of incorporation filed with the Secretary of State of Washington and is validly existing and in good standing under the laws of the State of Washington. Holdings is a Florida corporation duly organized pursuant to its certificate of incorporation filed with the Secretary of State of Florida and is validly existing and in good standing under the laws of the State of Florida. Each Loan Party (i) has all requisite power to own its respective Properties and conduct its respective business as now conducted and as presently contemplated, and (ii) is duly authorized to do business in each other jurisdiction where a failure to be so authorized in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.
3.2. Authority, Enforceability. Each Loan Party has full legal right, power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and all necessary corporate action has been taken (including any necessary shareholder approvals) for the execution, delivery and performance of its obligations under this Agreement, the Notes and the other Loan Documents to which a Loan Party is a party and the performance by each Loan Party of its obligations hereunder and thereunder and each thereof is the valid and binding obligation of the Loan Parties, enforceable in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and principles of equity.

3.3. Corporate Organization. Borrower has disclosed to the Lender in writing a complete and accurate listing of each Subsidiary of the Borrower as of the Closing Date, including (a) the jurisdiction of its organization, (b) the classes of its Capital Stock, and the numbers of shares authorized and outstanding, (c) each owner of Capital Stock on the date hereof, indicating the ownership percentage, and (d) all outstanding options, warrants, subscription rights, rights of conversion or purchase, rights of first refusal, and similar rights relating to such Capital Stock. As of the Closing Date, except as disclosed to Lender in writing prior to the Closing Date, there are no options, warrants or similar rights to any Person to acquire any Capital Stock of the Borrower or Holdings, nor any agreements to issue or grant any such options, warrants or similar rights. All outstanding Capital Stock of the Borrower and Holdings is validly issued and fully paid and nonassessable and is owned free and clear of all Liens, including any restrictions on hypothecation or transfer. The Borrower has no Subsidiaries, other than Holdings, and 100% of the outstanding Capital Stock of Holdings is owned by the Borrower.
3.4. Financial Condition. The financial statements of the Parent and the Borrower (“Prior Financial Statements”) for the periods ending June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, which have been delivered to the Lender have been prepared in accordance with GAAP, and fully and accurately reflect, in all material respects, the financial condition of the Parent and the Borrower, as of the dates and for the periods stated, subject (as to interim statements) to the year-end adjustments and the absence of footnotes. As of the Closing Date, there has been no event or occurrence which could reasonably be expected to have a Material Adverse Effect since June 30, 2010.
3.5. Debt, Liens, Liabilities. As of June 30, 2010, the Parent and its Subsidiaries had no outstanding Debt, Liens, or Contingent Liabilities except as set forth in the June 30, 2010 Prior Financial Statements. As of the Closing Date, except for Liabilities incurred in the normal course of business and not material in amount (either individually or in the aggregate), the Parent and its Subsidiaries have no liabilities, direct or contingent, that have arisen or been incurred or accrued subsequent to the date of the June 30, 2010 Prior Financial Statement. The execution and delivery of this Agreement, the Notes and the other Loan Documents by the Loan Parties, and the performance of the obligations and consummation of the transactions contemplated herein and therein do not and will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, (i) any bond, debenture, note or other evidence of indebtedness or (ii) any contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries are bound, or result in any violation by the Parent of any of its Subsidiaries of any law, order, rule or regulation of any court or Governmental Authority.
3.6. Compliance with Legal Requirements, Agreements, Etc.. Neither the Parent nor any of its Subsidiaries is in default in any respect under any Legal Requirement binding upon or affecting the Parent or any of its Subsidiaries or by which any of their Properties may be bound or affected, or under any agreement, document, contract or other undertaking or instrument to which any such Person is a party or by which any such Person is bound (including, without limitation, this Agreement) which default could reasonably be expected to have a Material Adverse Effect, and as of the Closing Date no event has occurred, and none was foreseen, which could reasonably be expected to have a Material Adverse Effect.

3.7. Taxes. The Parent and its Subsidiaries have filed all federal, state and other Tax returns that are required to be filed by any of them, and have paid all Taxes as shown on any such returns, as well as all other Taxes, to the extent due and payable by any of them, except Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required in accordance with GAAP. All Tax liabilities of the Parent and its Subsidiaries are adequately provided for on their books, including interest and penalties, and adequate reserves have been established therefor in accordance with GAAP. As of the Closing Date, no income Tax liability has been asserted by taxing authorities for Taxes in excess of those already paid and no taxing authority has notified the Parent or any of its Subsidiaries of any deficiency in any Tax return.
3.8. No Leases. As of the Closing Date, the Borrower is not the lessee of real Property, except as has been disclosed to the Lender in writing prior to the Closing Date. As of the Closing Date, Holdings is not the lessee of any real Property. As of the Closing Date, the Borrower has disclosed to the Lender in writing prior to the Closing Date all non-fee simple estates in real property owned by the Borrower, including all licenses granting the Borrower the right to make certain uses of real Property. The Borrower has delivered to the Lender true, correct and complete copies of all documents and instruments representing and describing such interests in real Property and licenses. As of the Closing Date, the Borrower enjoys the peaceful and undisturbed possession under all leases under which it operates. The Borrower is not in default under any of the leases under which it operates, except any default which could not reasonably be expected to have a Material Adverse Effect. All such leases, easements, rights of way and licenses are valid and subsisting with no default existing or, to the Borrower’s Knowledge, threatened, except any default which could not reasonably be expected to have a Material Adverse Effect. None of such leases, easements, rights of way or licenses contains any provision which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as disclosed to the Lender in writing prior to the Closing Date, the Borrower has entered into no leases of any part of the Titusville Facility and no such leases exist.
3.9. Material Customer Agreements. A complete and accurate listing of all Material Customer Agreements in existence on the Closing Date has been furnished to the Lender. All such Material Customer Agreements have been duly authorized, executed and delivered by the Borrower and (to the Borrower’s Knowledge) the other parties thereto. There is no litigation, claim of breach or default pending or, to the Borrower’s Knowledge, threatened with respect to any such agreements which could reasonably be expected to have a Material Adverse Effect. The Borrower has no notice of or belief that any party to any such Agreement is contemplating a breach, default or termination for any reason of any such agreement which could reasonably be expected to have a Material Adverse Effect.
3.10. Conduct of Business. As of the Closing Date, Borrower has disclosed to the Lender in writing prior to the Closing Date the location of each place of business of the Loan Parties and the chief executive office of the Loan Parties. As of the Closing Date, the present location of the books and records of the Loan Parties concerning Accounts has been disclosed to the Lender in writing prior to the Closing Date. As of the Closing Date, Borrower has disclosed to the Lender in writing prior to the Closing Date all trade names, assumed names and the like under which the Borrower and Holdings presently conduct business.

3.11. Title to Properties. The Borrower and Holdings have good and indefeasible title to all of the material Properties (including, without limitation, the Collateral) used or useful in the operation of their respective businesses and none of the Properties of the Borrower or Holdings is subject to any Liens except Permitted Liens.
3.12. No Consents Necessary. No consent or approval of any third party, including, without limitation, any Governmental Authority, is required in connection with the execution, delivery or performance by the Loan Parties of this Loan Agreement, the Notes or any other Loan Documents.
3.13. ERISA. With respect to each Plan, the Loan Parties and each member of their Controlled Group have fulfilled their obligations in all material respects, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a material liability with respect to any Loan Party or any member of its Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course) that could reasonably be expected to have a Material Adverse Effect. There have not been any nor are there now existing any events or conditions that would reasonably be expected to cause the lien provided under Section 4068 of ERISA to attach to any Property of any Loan Party or any member of a Controlled Group of any Loan Party. There are no Unfunded Liabilities with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Loan Parties, no “prohibited transaction” has occurred with respect to any Plan.
3.14. Solvency. The present fair salable value of the Borrower’s assets exceeds the amount that will be required to pay the probable liability on the Borrower’s existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, including its obligations under this Agreement, both on a consolidated and a Borrower-only basis) as they become absolute and matured. In determining “present fair salable value” for purposes of making this representation, the Borrower has utilized as a guideline amounts it believes would be reached by a willing seller and a willing buyer under no compulsion to make the sale. The Borrower’s assets are not an unreasonably small capital for it to carry on its business as currently proposed to be conducted. “Unreasonably small capital” is dependent upon the nature of the particular business or businesses conducted or to be conducted, and the statement made in the preceding sentence is based upon the current and anticipated future capital requirements for the current and anticipated future conduct of the business of the Borrower. The Borrower does not intend to or believe that it will incur debts that will be beyond its ability to pay as they mature.
3.15. No Environmental Hazard. To the Knowledge of the Loan Parties, no Loan Party nor any of their respective Subsidiaries, is in violation, or alleged violation of any Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, to Borrower’s Knowledge, except to the extent disclosed to the Lender in writing prior to the Closing Date, no Loan Party nor any of their respective Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.

Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at, on or under any real property for which a federal, state or local agency or other third party has conducted or has ordered that any Loan Party or their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances. To the Knowledge of the Loan Parties, (i) no portion of either the VAFB Facility or the Titusville Facility has been used by the Borrower, Holdings, or any customer of the Borrower as a landfill or for dumping or for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, except any noncompliance which could not reasonably be expected to have a Material Adverse Effect and (ii) no underground tank for Hazardous Substances has been operated by the Borrower, Holdings or any customer of the Borrower on the VAFB Facility or the Titusville Facility except in compliance with applicable Environmental Laws, except any noncompliance which could not reasonably be expected to have a Material Adverse Effect; (iii) in the course of any activities conducted by the Borrower, Holdings, or any customer of the Borrower, no Hazardous Substances have been generated or are being used on the VAFB Facility or the Titusville Facility, except in the ordinary course of business and in compliance with applicable Environmental Laws, other than any noncompliance which could not reasonably be expected to have a Material Adverse Effect; (iv) to the Knowledge of the Loan Parties, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) of Hazardous Substances on, upon, into or from the VAFB Facility or the Titusville Facility, which Release could reasonably be expected to have a Material Adverse Effect; (v) to the Knowledge of the Loan Parties, there have been no Releases on, upon, from or into any real property in the vicinity of the VAFB Facility or the Titusville Facility, which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a Material Adverse Effect; and (vi) to the Knowledge of the Loan Parties, any Hazardous Substances that have been generated on the VAFB Facility or the Titusville Facility by the Borrower or Holdings or any customers have been transported off-site, treated and disposed of in compliance with applicable Environmental Laws, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.
3.16. No Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock and no part of the proceeds of any extension of credit under this Agreement will be used to extend credit to others for the purpose of purchasing or carrying any such margin stock.

3.17. Patents, Trademarks, Franchises, Licenses, Etc. The Borrower has obtained and holds all franchises, licenses, governmental permits, leases, patents, trademarks, service marks, tradenames, copyrights, and other authorizations necessary to conduct its business as presently conducted and as proposed to be conducted (collectively, “Rights”), and each thereof is in full force and effect and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute, a default under any thereof. As of the Closing Date, each and every patent (and pending applications for each thereof) presently assigned to the Borrower, and each and every trademark and copyright (and pending applications for each thereof) presently owned by the Borrower and presently utilized by the Borrower in the conduct of its business has been disclosed by Borrower to Lender in writing prior to the Closing Date, including all licenses and authorizations possessed by the Borrower for the use of patents, trademarks and copyrights (and applications for each thereof) not owned by the Borrower. To the Borrower’s Knowledge, except as disclosed by Borrower to Lender in writing prior to the Closing Date, no claim which could reasonably be expected to have a Material Adverse Effect has been asserted by any Person with respect to the use of any of the Borrower’s Rights. To the Borrower’s Knowledge, the use of such Rights by the Borrower does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower which could reasonably be expected to have a Material Adverse Effect.
3.18. No Pending Litigation. No Litigation is pending or, to the Knowledge of the Loan Parties, threatened against or affecting any Loan Party or any Subsidiary of a Loan Party (a) which involves any of the transactions contemplated by this Agreement or any other Loan Documents or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
3.19. OFAC. None of the Loan Parties, nor any Subsidiary or Affiliate of any Loan Party, is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Loans will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. As used herein, “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and published from time to time, and “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.
3.20. Investment Company Act. None of the Loan Parties is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

3.21. Securities Acts. None of the Loan Parties has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and none are violating any material rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Loan Parties are not required to qualify this Agreement or any other Loan Document as an indenture under the Trust Indenture Act of 1939, as amended, in connection with the Borrower’s execution and delivery of the Notes.
3.22. Full Disclosure. Neither this Agreement nor any certificate or statement or any other data furnished by any Loan Party in connection with the negotiation of this Agreement or the transactions contemplated hereby (taken as a whole and as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits a material fact known to any Loan Party necessary to make the statements contained herein or therein not misleading ; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and which continue to be believed to be reasonable as of the Closing Date.
3.23. Survival of Representations and Warranties. All representations and warranties contained in this Agreement and any other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender, any investigation or inquiry by the Lender, or by the making of the Loans.
SECTION IV.
Affirmative Covenants
Until all Indebtedness has been paid and all Obligations performed, the Loan Parties covenant and agree with the Lender as follows:
4.1. Reporting Requirements. The Loan Parties will promptly furnish to the Lender from time to time the following information:
(a) As soon as possible and in any event within 5 Business Days after the occurrence of any Event of Default or Default to the Knowledge of a Loan Party, the Loan Parties will give a written statement to the Lender of the default, setting forth details of such Event of Default or Default, the period of existence thereof and the action which the Loan Parties have taken and propose to take with respect thereto.
(b) As soon as available and in any event within 90 days after the end of each fiscal year of the Parent, SEC Form 10-K audited consolidated financial statements of the Parent certified without any Impermissible Qualification by an independent accountant reasonably satisfactory to the Lender that such financial statements fairly present, in all material respects, the financial position of the Parent in conformity with GAAP.
(c) As soon as available and in any event within 45 days after the end of each fiscal quarter (not including fiscal year-end), unaudited financial statements of the Parent on SEC Form 10-Q for the quarter then ending, and for the year to date, certified by a principal officer of the Parent as fairly presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a backlog and contracts listing in such form and detail as the Lender may reasonably require and, in each case, reflecting the addition or the expiration or termination of any Material Customer Agreement.

(d) As soon as available and in any event within 15 days after each calendar month, a Borrowing Base Certificate properly completed and executed by the Borrower, together with a receivables and payable aging report in such form and detail as the Lender may reasonably require.
(e) As soon as available and in any event within 30 of the filing thereof, copies of all annual federal income tax returns and amendments thereto of the Loan Parties.
(f) As soon as available and in any event within 45 days after the end of each fiscal quarter, the Borrower shall deliver to the Lender a Compliance Certificate.
(g) Within 30 days prior to each fiscal year end of the Parent and the Borrower, projected statements of profit and loss and cash flows for the Parent and the Borrower, prepared on a quarterly basis, for the next succeeding fiscal year, such projections to be in form and detail reasonably satisfactory to the Lender and to be submitted to the Lender together with a narrative description of the assumptions upon which such projections are based and such other information as the Lender may reasonably request.
(h) Promptly, and in any event within 5 Business Days following written request from the Lender, the Borrower shall provide to the Lender complete and correct copies of all Material Customer Agreements then in effect and not previously furnished to the Lender, all as amended, together with all exhibits and schedules thereto.
(i) Promptly, and in any event within 5 Business Days following written request from the Lender, the Borrower shall provide to the Lender a list of all awarded Material Customer Agreements.
(j) Promptly, and in any event within 5 Business Days after Knowledge thereof by any Loan Party, notice of the occurrence of any event or the existence of any condition which could reasonably be expected to have a Material Adverse Effect.
(k) Such other information as the Lender may reasonably request from time to time.
4.2. Legal Requirements. The Parent will (and will cause its Subsidiaries to) comply in all material respects with all Legal Requirements applicable to it and its Subsidiaries, except where the failure to so comply could not reasonably be expected to have Material Adverse Effect.
4.3. Performance of Obligations; Payment of Debt. The Parent shall, and shall cause each of its Subsidiaries to, pay its trade debt in accordance with its past practices, and in any event, before any trade creditor takes any action or terminates any relationship, which such action or termination could reasonably be expected to have Material Adverse Effect.

4.4. Compliance with Agreements. The Parent shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all agreements, contracts, instruments and undertakings binding on it or any of its Subsidiaries or affecting the Property or business of any such Persons, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
4.5. Continuity of Senior Management. Within five (5) Business Days of any such change, the Loan Parties will (a) notify the Lender of any Change of Management, and (b) furnish the Lender a plan to replace the then outgoing Person with a Person of equal or higher qualification for such position within thirty (30) Business Days.
4.6. Principal Accounts. The Borrower shall maintain its principal depository and operating accounts with the Lender, with an aggregate amount on deposit of no less than $750,000.00 at all times, subject to the provisions of Section 8.13 hereof.
4.7. Payment of Expenses. To the extent not prohibited by applicable law and subject to the provisions of Section 8.13 hereof, the Loan Parties will pay all reasonable costs and expenses and reimburse the Lender for any and all reasonable expenditures of every character incurred or expended from time to time by the Lender to third parties for services rendered in connection with the Lender’s negotiation, documenting and closing the transactions reflected by the provisions of this Agreement and any amendments, modifications, replacements and additions hereto and to the other Loan Documents, as well as evaluating, monitoring, administering and protecting the Loans and the Collateral and creating, perfecting and realizing upon the Lender’s Liens upon the Collateral, and all costs and expenses incurred or expended by the Lender to third parties for services rendered and related to the Lender’s exercising any of its rights and remedies hereunder, under this Agreement, the Notes, or any of the other Loan Documents, or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, Taxes, brokerage fees and commissions, fees incident to security interests, liens and other title searches and reports, escrow fees, attorney’s fees, legal expenses, court costs, auctioneer fees and expenses, other fees and expenses incurred in connection with liquidation or sale of the Collateral and all other professional fees. Any amount to be paid hereunder by the Loan Parties to the Lender, to the extent not prohibited by applicable law, shall bear interest from the date of expenditure until reimbursed to the Lender by the Borrower at the highest of any applicable Default Rate.
4.8. Guaranties, Liens and Security Interest.
(a) To secure and guarantee payment of the Indebtedness and performance of the Obligations, and as a condition of any approval by the Lender of any advances hereunder, (i) subject to the exceptions and limitations set forth in the Collateral Documents, the Borrower and Holdings shall grant and create (or cause to be granted and created) in favor of the Lender a first, prior and perfected (in the case of perfection, to the extent perfection can be accomplished by the filing of UCC financing statements and by the recording of the Mortgage) security interest (subject to Permitted Liens) in and to all collateral which is described on Schedule 4.8 attached hereto, and (ii) the Parent and Holdings shall guarantee the payment and performance thereof. The Loan Parties shall execute and deliver (or cause to be executed and delivered) from time to time the Collateral Documents to the Lender together with all such other instruments, documents, certificates, assignments, financing statements, guaranty agreements, pledge agreements, security agreements and other items as reasonably required by the Lender to create and perfect the liens, security interests and assignments described herein and shall cause such of the Collateral Documents as the Lender may require to be filed or recorded and shall pay all costs and expenses of doing so. All Collateral Documents shall be in Proper Form.
(b) With respect to any assets of the types defined as Collateral in this Agreement that are acquired after the Closing Date or in which a first-priority lien in favor of the Lender has not been granted as of the Closing Date (subject to Permitted Liens), the Loan Parties shall promptly grant or cause to be granted to the Lender a lien, upon the terms contained in the Collateral Documents, on all such Property and interests, free of all Liens except Permitted Liens. The Loan Parties, at their own expense, shall execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument reasonably deemed by the Lender to be necessary or desirable for the creation, perfection, renewal and continuation of the foregoing Liens and shall pay, or cause to be paid, all Taxes, fees and reasonable legal expenses related to such registration, filing or recording. All such Collateral Documents shall be in Proper Form.
(c) Upon any acquisition or formation by the Borrower of a Subsidiary, the Borrower shall execute and deliver to the Lender a pledge agreement in Proper Form pursuant to which the Borrower shall pledge all of the Capital Stock of such Subsidiary it holds or will hold in the future to the Lender as collateral security for the payment and performance of all Indebtedness and Obligations.
4.9. Payment of Taxes The Parent will and will cause each of its Subsidiaries to, promptly pay and discharge all lawful Taxes imposed upon it or upon its income or profit or upon any Property belonging to it, unless such Tax shall not at the time be due and payable, or if the validity thereof shall currently be contested on a timely basis in good faith by appropriate proceedings (provided that the enforcement of any Liens arising out of any such nonpayment shall be stayed or bonded during the proceedings) and adequate reserves with respect to such Tax shall have been established.
4.10. Adequate Records; Inspection Rights. The Loan Parties shall keep (and shall cause each of their respective Subsidiaries to keep) adequate records and books of account, in accordance with GAAP, of all of its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined. The Loan Parties shall, and shall cause each of their respective Subsidiaries to permit the Lender to examine and make copies or any abstracts from their records and books of account, to visit and inspect their Properties and to discuss their affairs, finances, and accounts with any of their directors, officers, employees, accountants, attorneys and other representatives, all as the Lender may reasonably request.

4.11. Maintenance of Existence. The Loan Parties shall, and shall cause the Parent, the Borrower and Holdings to, continue to be organized and existing in good standing under the laws of the jurisdiction of their respective formation.
4.12. Maintenance of Insurance. The Loan Parties will maintain insurance on its properties, business interruption insurance, worker’s compensation insurance, and liability insurance on its business and properties, with financially sound and reputable insurance companies, at least in such amounts and against such risks as are usually insured by Persons engaged in similar businesses and are reasonable acceptable to the Lender. All policies covering the Collateral are to be made payable to the Lender, as its interest may appear, in case of loss, under a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Lender may require to fully protect the Lender’s interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Lender and the policies are to be premium prepaid, and, with respect to insurance covering the Collateral, with the loss payable and additional insured endorsement in favor of the Lender, in Proper Form, and such other Persons as the Lender may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Lender of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Lender may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
COLLATERAL PROTECTION INSURANCE NOTICE
In accordance with the provisions of Section 307.052(a) of the Texas Finance Code, the Lender hereby notifies the Loan Parties as follows:
(A) the Loan Parties are required to:
(i) keep the collateral insured against damage in the amount the Lender specifies;
(ii) purchase the insurance from an insurer that is authorized to do business in the State of Texas (or such other state in which any insured Property is located) or an eligible surplus lines insurer; and
(iii) name the Lender as the person to be paid under the policy in the event of a loss;
(B) the Loan Parties must, if required by the Lender, deliver to the Lender a copy of the policy and proof of the payment of premiums; and
(C) if the Loan Parties fail to meet any requirement listed in Paragraph (A) or (B), the Lender may obtain collateral protection insurance on behalf of the Loan Parties at the Loan Parties’ expense.

4.13. Maintenance of Properties. The Borrower and Holdings shall maintain, all of their material tangible Property in good condition and repair, ordinary wear and tear excepted, and shall preserve and maintain all licenses, privileges, franchises, certificates and the like necessary for the operation of their businesses.
4.14. Landlord Subordination Agreements. The Borrower shall use commercially reasonable efforts to cause each Person who is a landlord of any real Property occupied and utilized by the Borrower or Holdings and at which Collateral with a value in excess of $750,000.00 is located in connection with leases entered into after the Closing Date (excluding renewals or extensions of leases existing as of the Closing Date), to execute and deliver to the Lender landlord’s subordination agreements in Proper Form, whereby each of such landlords validly subordinates any and all liens held by such landlords against all or any portion of the Collateral to the Liens in favor of the Lender.
4.15. Indemnity.
(a) The Loan Parties jointly and severally agree to defend, protect, indemnify and hold harmless the Lender, its Affiliates, and each of their respective (including such Affiliates’) officers, directors, employees, agents, attorneys, shareholders and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) of each of the foregoing (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto or such proceeding shall have actually been instituted), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal, state, or local laws and regulations, under common law or at equitable cause, or on contract, tort or otherwise), arising from or connected (a) with the past, present, or future operations of the Loan Parties, any of their Subsidiaries, any Affiliate or any predecessors in interest, or (b) with the past, present or future environmental condition of the Property of the Loan Parties, any of their Subsidiaries, any Affiliate or any predecessors in interest, or (c) in any way relating to or arising out of this Agreement, the Loan Documents, or any act, event or transaction or alleged act, event or transaction relating or attendant thereto, or the making of any participations in the Loans, including in connection with, or as a result, in whole or in part, of any negligence of the Lender (other than those matters involving a claim by a participant purchaser against the Lender and not the Loan Parties), or based upon or asserted on the basis of strict liability, or the use or intended use of the proceeds of the Loans hereunder, or in connection with any investigation of any potential matter covered hereby, but excluding any claim or liability that arises as the result of the gross negligence or willful misconduct of any Indemnitee, as finally judicially determined by a court of competent jurisdiction, and excluding matters raised by any shareholders of the Lender against the Lender or its management (collectively, “Indemnified Matters”). In addition, the Loan Parties shall periodically, upon request, reimburse each Indemnitee for its reasonable legal and other actual expenses (including the cost of any investigation and preparation) incurred in connection with any Indemnified Matter.

(b) The reimbursement, indemnity and contribution obligations under this Section shall be in addition to any liability which the Loan Parties may otherwise have, shall extend upon the same terms and conditions to each Indemnitee, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Loan Parties, the Lender, and all other Indemnitees. The obligations of the Loan Parties under this Section shall survive (i) the execution of this Agreement and (ii) any termination of this Agreement and payment of the Obligations.
(c) THE INDEMNITY IN THIS SECTION WILL APPLY EVEN IF THE LOSS OR DAMAGE IS CAUSED IN WHOLE OR IN PART BY THE ORDINARY NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNITEE BUT WILL NOT APPLY TO THE EXTENT THE LOSS OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNITEE.
4.16. Further Assurances. The Loan Parties shall perform or cause to be performed any and all things the Lender may hereafter reasonably request to protect, perfect or more fully evidence the rights and agreements established or contemplated by this Agreement.
SECTION V.
Negative Covenants
Until all Indebtedness has been paid and all Obligations performed, the Loan Parties covenant and agree with the Lender as follows:
5.1. Financial Covenants. The Borrower shall comply with the following covenants, calculated on a basis consolidated with Holdings:
(a) Leverage Ratio: The Borrower’s Leverage Ratio shall not be greater than 0.50 to 1.00 at any time.
(b) Debt Service Coverage Ratio (After Distributions/Advances): The Borrower’s Debt Service Coverage Ratio (After Distributions/Advances) shall not be less than 1.00 to 1.00 at any time.
5.2. Debt. Neither the Borrower nor Holdings shall create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt, except Permitted Debt.
5.3. Contingent Liabilities. Neither the Borrower nor Holdings shall create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Contingent Liabilities, except (a) Contingent Liabilities under or relating to the Loan Documents, and (b) Contingent Liabilities resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

5.4. Liens. Neither the Borrower nor Holdings shall create or suffer to exist any Lien upon any of their Properties, except Permitted Liens. The Parent shall not create or suffer to exist any Lien upon the Capital Stock of the Borrower.
5.5. Distribution/Advances, Restricted Payments and Restricted Purchases. The Borrower shall not declare or pay Distribution/Advances, or make any Restricted Payments or Restricted Purchases, except that the Borrower may make (a) a onetime Distribution/Advance to the Parent for the sole purpose of replenishing funds used by the Parent in the payment in full of its Senior Convertible Notes as provided in Section 2.3(b) hereof, and (b) Distribution/Advances to the Parent in the normal course of business, if no Event of Default then exists or would exist after giving effect to the Distribution/Advance.
5.6. Issuance of Borrower’s Capital Stock. Borrower shall not issue any of its Capital Stock to any Person other than the Parent.
5.7. Disposal of Properties. Neither the Borrower nor Holdings shall sell or lease any of their material assets used or useful in their respective businesses except in the ordinary course of its business, nor sell any of their respective assets to any other Person with the understanding or agreement that such assets shall be leased back to a Loan Party or Subsidiary of a Loan Party. Without limiting the generality of the foregoing, Holdings shall not enter into, nor permit to exist, any lease of any or all of the Titusville Facility, other than contractual arrangements entered into in the ordinary course of business which are incidental to service agreements and pursuant to which customers are allowed to store fairings and other equipment.
5.8. Tangible Net Worth. Neither the Borrower nor Holdings will allow its Tangible Net Worth to be less than the sum of $32,500,000.00 at any time.
5.9. Reorganization, Merger, Etc. Neither the Borrower nor Holdings will reorganize, merge or consolidate with or acquire all or substantially all of the assets or Capital Stock of any Person, convert its respective organizational structure to a different form of entity, enter into any joint ventures, create subsidiaries, or make any other substantial change in its respective capitalization or organizational structure.
5.10. Transactions with Affiliates. Any other provision of this Agreement notwithstanding, neither the Borrower nor Holdings shall carry on any transaction with any Affiliate, except at arm’s length on terms no less favorable to the Borrower or Holdings, as the case may be, than otherwise obtainable in the marketplace generally, except, with respect to any Person serving as an officer, director, employee or consultant of any Loan Party, any of the following: (i) the payment of reasonable compensation, benefits or indemnification liabilities in connection with his or her services in such capacity, (ii) the making of advances for travel or other business expenses in the ordinary course of business or (iii) such Person’s participation in any benefit or compensation plan.

5.11. No Change of Location, Trade Names, Etc. The Loan Parties will not take any of the following actions without first (i) giving the Lender at least thirty (30) days prior written notice thereof and (ii) executing, delivering, filing and recording (and causing to be executed, delivered, filed and recorded) such additional assignments, guaranties, security agreements, UCC Financing Statements, and other instruments, agreements and writings and taking such other actions as the Lender may reasonably request in order to confirm, ratify, grant, evidence or perfect all or any applicable part of the Indebtedness and Obligations and any and all liens, security interests and guaranties for the payment and performance thereof:
(a) change or add to the locations of the Borrower’s business or the chief executive office of any Loan Party; or
(b) conduct business under any trade name, assumed name or the like other than those under which business is presently conducted.
5.12. Investments. Neither the Borrower nor Holdings will own, purchase or acquire directly or indirectly any stock or securities of, or make any investment in, any other Person (other than existing investments by the Borrower in its present and future Subsidiaries in the ordinary course of the Borrower’s business), except for (a) cash; (b) demand deposits or interest-bearing time and Eurodollar deposits, certificates of deposits, certificates of deposit or similar banking arrangements with banks; (c) direct obligations of the United States of America in the form of obligations of the United States Treasury or of any other governmental agency or instrumentality whose obligations constitute full faith and credit obligations of the United States of America, which have maturities of ten (10) years or less; (d) commercial paper rated P-1 (or higher) by Moody’s Investors Services, Inc. or A-1 (or higher) by Standard & Poor’s Corporation; (e) bonds and other fixed income instruments (including tax-exempt bonds) from companies or public entities rated investment grade, and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments; and (f) mutual funds or money market funds that invest substantially all of their assets in instruments described above in (a), (b), (c), (c), or (e) hereof. Borrower agrees to pledge to Lender at Lender’s Request any such stocks or securities owned or acquired as described in this Section.
5.13. Payments of Subordinated Debt. The Borrower will not at any time make any payment with respect to any Subordinated Debt except as permitted by any Subordination Agreement.
5.14. No Change in Business. The Borrower will not change the nature of its respective business or enter into any business which is substantially different from the business in which it is presently engaged.
5.15. Fiscal Year. Borrower will not change fiscal years unless Borrower gives Lender prompt written notice thereof and executes such amendments to the provisions of Section 4.1(b) and Section 4.1(c) hereof as the Lender may reasonably require to maintain continuity of required reporting.
5.16. Margin Stock. No part of the proceeds of any of the Loans will be used to purchase or carry any margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock and the making of and performance by the Loan Parties of this Agreement and the Collateral Documents will not violate any provisions of said Regulations G, T, U or X.

5.17. Limitation on Negative Pledge Clauses. Neither the Borrower nor Holdings shall enter into any agreement, other than this Agreement and the other Loan Documents, or any purchase money mortgages or financing leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby) (a) which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Liens upon any of their respective Properties, whether now owned or hereafter acquired or (b) which prohibits or requires the consent of any Person to any amendment, modification or supplement to this Agreement or any of the other Loan Documents. None of the other Loan Parties shall enter into any agreement or any purchase money mortgages or financing leases which prohibits or requires the consent of any Person to any amendment, modification or supplement to this Agreement or any of the other Loan Documents.
5.18. Government Regulation. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lender at any time to enable the Lender to verify the identity of the Loan Parties or any of their respective Subsidiaries or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
SECTION VI.
General Conditions Of Borrowing
6.1. Closing Proceedings. The making of the initial advance under the Loans shall be subject to the following conditions, in addition to those stated in Section II of this Agreement, which shall each have been and remain at the time satisfied by the Borrower or waived by the Lender:
(a) This Agreement shall have been duly and validly executed and delivered by the Borrower and the Lender and the Borrower shall have duly and validly executed and delivered or caused to be executed and delivered to the Lender the Notes, the Collateral Documents, and all other Loan Documents, and each Collateral Document which is to be filed or recorded shall have been properly filed or recorded and the fees and Taxes, if any, for filing or recording the same shall have been paid by the Borrower.
(b) The Borrower must cause to be delivered to the Lender, at the Loan Parties’ expense, a written statement setting forth an opinion of the market value of the Titusville Facility that (i) has been independently and impartially prepared by a qualified appraiser directly engaged by the Lender or its agent, (ii) complies with all applicable federal and state laws and regulations, as well as the Lender’s internal policies, dealing with appraisals or valuations of real property, and (iii) has been reviewed as to form and content and approved by the Lender, in its sole discretion.

(c) The Borrower must cause to be delivered to the Lender a written environmental audit or assessment in favor of the Lender with respect to the Titusville Facility, conducted by an engineering firm reasonably acceptable to the Lender, conforming at a minimum to the ASTM-E1527-05 standards, with such additional non-scope inquiries as the Lender may reasonably require, and containing no information deemed to be unacceptable to the Lender in its sole discretion.
(d) The Borrower must cause to be delivered to the Lender a survey (the “Survey”) of the Titusville Facility by a licensed surveyor who is reasonably acceptable to Lender, showing the location of the improvements and the usual and customary information disclosed by a proper survey and such other information as Lender may reasonably require. The Survey must be duly certified as accurate by the surveyor and must reflect that none of the improvements encroach upon a street or any adjoining property and that no adjoining structure encroaches upon the Property. The Survey must also show that there is no violation of building lines or restrictions.
(e) The Borrower must cause to be delivered to the Lender an ALTA Loan Policy of Title Insurance insuring that the lien created by the Mortgage constitutes a valid lien on the Titusville Facility and has the dignity and priority required by the Lender. The form and substance of the policy must be reasonably satisfactory to Lender in all respects.
(f) The Borrower shall have opened its principal depository and operating accounts with the Lender and the aggregated deposits on the Closing Date shall be no less than $750,000.00.
(g) The Borrower shall have entered into an IDIQ contract with NASA for commercial payload processing support for expendable launch vehicles and evolved expendable launch vehicles from Cape Canaveral Air Force Station and from the Eastern Range in Florida, on terms reasonably satisfactory to the Lender, and shall have furnished a true and correct copy of such contract to the Lender.
(h) No event shall have occurred which could reasonably be expected to have a Material Adverse Effect since June 30, 2010.
(i) Each Loan Party shall have delivered or caused to be delivered to the Lender in Proper Form the following:
(i) Resolutions of its Board of Directors certified by its Secretary, which resolutions shall authorize the execution, delivery and performance by the Loan Party of this Agreement and the other Loan Documents to which the respective Loan Party is a party and which shall authorize the consummation and performance of the transactions contemplated hereby and thereby;
(ii) A certificate of incumbency certified by its President and Secretary with specimen signatures of its President, Vice President, Treasurer, Secretary and other officers who will sign this Agreement or any of the other Loan Documents in connection herewith and delivered pursuant hereto;

(iii) Articles of Incorporation or Organization certified as of a recent date by the Secretary of the State of its incorporation;
(iv) By-laws certified by its Secretary; and
(v) Certificates of the appropriate government officials of the State of its organization and each State where it is authorized to transact business each bearing a recent date, to the effect that the respective Loan Party is so organized and authorized and in good standing.
(j) The Lender shall have received evidence satisfactory to it that the Collateral is all owned by the Borrower and Holdings free and clear of any Liens (other than Permitted Liens) and, in the event any such Liens do exist, then the Lender shall have received written releases or subordination agreements in Proper Form executed by each Person in whose favor a Lien exists.
(k) The Lender shall have received payment of all fees and reimbursement of all reasonable attorneys’ fees and expenses incurred through the Closing Date by the Lender in connection with the preparation, negotiation and consummation of the loan transaction evidenced by this Agreement and the other Loan Documents.
(l) The Borrower shall have obtained and furnished to the Lender evidence of the existence of insurance and endorsements thereto as required pursuant to the provisions of Section 4.12 hereof and shall have paid all premiums therefor.
(m) The Lender shall have completed all due diligence deemed necessary in its sole discretion, and all such information revealed in connection with such due diligence shall be acceptable to the Lender in its sole discretion.
(n) No Default nor Event of Default shall then exist.
(o) All proceedings to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incident hereto or thereto, and all actions necessary to evidence, create, and perfect the security interests contemplated hereby, shall have been taken and be in Proper Form and the Lender shall have received copies of all documents which it may reasonably request in connection with such transactions and all corporate proceedings with respect thereto, in Proper Form. Without limiting the generality of the provisions of Section 6.1, for purposes of determining compliance with the conditions specified in this Section 6.1, when Lender has signed this Agreement it shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender unless the Borrower shall have received notice from the Lender prior to the proposed Closing Date specifying its objection thereto

6.2. Conditions to Subsequent Advances The making of the advances under the Revolving Credit subsequent to the Closing Date shall be subject to the following conditions, in addition to those stated in Section II of this Agreement, which shall each have been and remain at the time satisfied by the Borrower or waived by the Lender:
(a) The Lender shall have received the written Loan request and Borrowing Base Certificate required by the provisions of Section 2.1 in accordance with the requirements thereof.
(b) No event shall have occurred which could reasonably be expected to have a Material Adverse Effect since June 30, 2010.
(c) No event shall have occurred and then be continuing (or would occur after giving effect to the Loans) which constitutes (or would constitute after giving effect to the requested advance) an Event of Default or Default.
(d) Each and all of the representations and warranties of the Loan Parties in this Agreement and the other Loan Documents shall be true, correct and accurate as of the date the advance under the Revolving Credit is requested as if made as of such date, except to the extent such representations and warranties specifically refer to an earlier date.
(e) A certificate confirming the facts set forth in paragraphs (b), (c) and (d) signed by a Principal Officer of the Borrower shall be delivered to the Lender
6.3. Sole Benefit of Lender. All conditions precedent to the obligation of the Lender to make the Loans are imposed hereby solely for the benefit of the Lender and no other party may require satisfaction of any such condition precedent or be entitled to assume that the Lender will refuse to make the Loans in the absence of strict compliance with such conditions precedent. Any requirement of this Agreement may be waived by the Lender, in whole or in part, at any time. Any requirement herein of submission of evidence of the existence or non-existence of a fact shall be deemed, also, to be a requirement that the fact shall exist or not exist, as the case may be, and without waiving any condition or obligation of the Borrower, the Lender may at all times independently establish to its satisfaction such existence or non-existence.
SECTION VII.
Events Of Default And Remedies
7.1. Events. Any of the following events which shall occur and be continuing for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise, shall be considered an Event of Default as that term is used herein:
(a) The Borrower shall fail to pay any principal, interest, fees or other amounts payable under any of the Loan Documents within five (5) Business Days of the due date.
(b) Any representation or warranty made or deemed made by any of the Loan Parties (or any of their respective officers) under or in connection with any Loan Documents shall have been materially incorrect or misleading in any material respect when made or deemed made.

(c) The Borrower shall fail to perform or comply with any term or covenant contained in Section V hereof.
(d) The Borrower shall fail to perform or comply with any other term or covenant contained in any Loan Documents, other than those described in subsections (a) and (c) above, and such failure shall not be remedied within twenty (20) days following the earlier of Knowledge thereof by a Loan Party, or of written notice by the Lender to the Borrower.
(e) Any of the Loan Documents or any material provision thereof shall, for any reason, not be valid and binding on any of the Loan Parties or any other party thereto; or any of the above shall not be in full force and effect, or shall be declared to be null and void; or the validity or enforceability of any of the Loan Documents shall be contested by any of the Loan Parties, or by any Affiliate of any thereof, or any other party thereto (other than the Lender); any Loan Party to any thereof shall deny that it has any or further liability or obligation under its respective Loan Documents or shall revoke or terminate or attempt to revoke or terminate the same; or any of the Subordination Agreements or any subordination provisions of any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person party thereto contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or the Indebtedness is for any reason subordinated or does not have the priority contemplated by the provisions of this Agreement or any of the Subordination Agreements or any such subordination provisions.
(f) Any of the Loan Parties shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of, or allow to be appointed, a custodian, receiver, a trustee or liquidator of itself or of all or a substantial part of its assets, or (iii) file a petition for relief under or be the subject of an order for relief entered pursuant to a petition filed under, any bankruptcy or similar statute (whether Federal or State) relating to relief of debtors; or (iv) be the subject of any petition for relief filed against it under any bankruptcy or similar statute (whether Federal or State) relating to relief of debtors which shall not be vacated or dismissed within sixty (60) days after the filing thereof; or (v) dissolve, liquidate, reorganize, or be acquired by any Person(s).
(g) Any of the Loan Parties shall fail to pay any Debt of $500,000.00 or more (individually or in the aggregate) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure, shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any Loan Party shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, or can result in acceleration of the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

(h) Any party shall commence any action, suit or proceeding against or affecting any Loan Party or any part of the Collateral or involving the validity or enforceability of this Agreement or any of the other Loan Documents or the priority of the Liens created by any of the other Loan Documents, at law or in equity, or before any Governmental Authority, which materially impairs or would materially impair Lender’s interest in any material part of the Collateral, the enforceability of this Agreement or any of the other Loan Documents or the Lender’s ability to collect the Indebtedness when due or to enforce the Obligations.
(i) There shall occur any Change of Control.
(j) The Borrower or any member of its Controlled Group shall have been notified by the sponsor of a Plan that (i) it has Unfunded Liabilities to such Plan in an amount that, when aggregated with all other amounts required to be paid to Plans in connection with Unfunded Liabilities, exceeds $25,000.00 or requires payments exceeding $25,000.00 per annum, or (ii) such Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result thereof the aggregate annual contributions to all Plans in reorganization or being terminated is increased over the amounts contributed to such Plans for the preceding Plan year by an amount exceeding $25,000.00.
(k) The Borrower or Holdings shall be required under any Environmental Law (i) to implement any remedial, neutralization, or stabilization process or program, the cost of which could reasonably be expected to have a Material Adverse Effect, or (ii) to pay any penalty, fine, or damages in an aggregate amount of $500,000.00 or more (in excess of insurance).
(l) There shall occur judgments or fines (including, without limitation, pursuant to any civil or criminal action brought by any Governmental Authority) the Borrower or Holdings in the aggregate in excess of $500,000.00 at any one time outstanding that are either uninsured or for which the insurer fails to pay for more than 60 days and which are either final and unappealable or remain uncontested by the Borrower or Holdings;
(m) The Borrower or Holdings shall fail to obtain or maintain any license, permit or other authorization required to be obtained or maintained in connection with the use of its Property or conduct of its business, if the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.
(n) Any Material Customer Agreement, lease, contract, permit, license or authorization of the Borrower shall terminate or cease to be effective, which termination or cessation could reasonably be expected to have a Material Adverse Effect.
7.2. Remedies. Upon the happening of any Default, the Lender may, at its option and without notice, suspend any agreement to advance funds hereunder, without limiting its rights set out elsewhere in this Agreement as to the Loans hereunder. Upon the happening of any Event of Default, Lender may, at its option and without further notice:

(a) Cancel any agreement to advance funds hereunder without limiting its rights set out elsewhere in this Agreement as to loans hereunder;
(b) Declare the entire outstanding aggregate principal amount of the Notes (or any thereof) then outstanding hereunder, and the unpaid interest accrued thereon, immediately due and payable without notice and without presentment, demand, protest, or other notice, whether of default, intent to accelerate, acceleration or dishonor, or of any kind, all of which are hereby expressly waived by the Borrower;
(c) Pursue any other right or remedy pursuant to this Agreement, the Notes, the other Loan Documents or provided by law; or
(d) Foreclose or seek to foreclose, by private or public sale, or by judicial or non-judicial means, any Collateral; or
(e) Exercise or pursue any one or more of the foregoing rights or remedies at any time or times, without prejudice to (or election as to) the exercise of any other rights(s), remedy or remedies thereafter, or concurrently therewith.
7.3. Cumulative Rights. All rights available to the Lender under the Loan Documents shall be cumulative of and in addition to all other rights granted thereto at law or in equity, whether or not amounts owing thereunder shall be due and payable, and whether or not the Lender shall have instituted any suit for collection or other action in connection with the Loan Documents.
7.4. Waivers. The acceptance by the Lender at any time and from time to time of partial payment of any amount owing under any Loan Documents shall not be deemed to be a waiver of any Event of Default then existing. No waiver by the Lender of any Event of Default shall be deemed to be a waiver of any Event of Default other than such Event of Default. No delay or omission by the Lender in exercising any right under the Loan Documents shall impair such right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Documents or otherwise.
SECTION VIII.
Miscellaneous
8.1. Survival of Various Matters. All covenants and agreements herein not fully performed before the date of this Agreement shall survive such date.
8.2. Notices. All notices, requests and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person (including delivery by an express delivery service or by facsimile transmission during the recipient’s regular business hours) to the officer of the Borrower or of the Lender, respectively, named below, or two Business Days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and addressed as follows:

If to Lender:
American Bank, N.A.
3250 Bee Caves Road, Suite 100
Austin, Texas 78746
Attn: Dan Leonard
Fax: 512.328.1200
With a copy (which shall not constitute notice) to:
Graves, Dougherty, Hearon & Moody, P.C.
401 Congress Avenue, Suite 2200
Austin, Texas 78701
Attn: Roy C. Snodgrass III
Fax: 512.480.5852
If to Borrower:
Astrotech Space Operations, Inc.
401 Congress Avenue, Suite 1650
Austin, Texas 78701
Attn: Charles N. York, II
Fax: 512.485.9531
Astrotech Florida Holdings, Inc.
401 Congress Avenue, Suite 1650
Austin, Texas 78701
Attn: Charles N. York, II
Fax: 512.485.9531
Astrotech Corporation
401 Congress Avenue, Suite 1650
Austin, Texas 78701
Attn: Charles N. York, II
Fax: 512.485.9531
With a copy (which shall not constitute notice) to:
Baker Botts LLP
1500 San Jacinto Center
Austin, Texas 78701-4078
Attn: Mike Bengtson, Partner
Fax: 512.322.8349
Any party may, by proper written notice hereunder to the other parties, change the address or the officer to which notices shall thereafter be sent to it. Anything herein to the contrary notwithstanding, loan requests required by the provisions of Section 2.1(b) hereof shall be effective only upon actual receipt thereof and copies need not be provided as set forth above.

8.3. Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give the Lender rights to exercise control over the affairs or management of the Loan Parties or any of their Subsidiaries, the power of the Lender being limited to the rights to exercise the remedies provided in the Loan Documents; provided, however, that if the Lender becomes the owner of any stock or other equity interest in any Person, whether through foreclosure or otherwise, it shall be entitled to exercise such legal rights as it may have by being an owner of such stock or other equity interest in such Person.
8.4. Successors and Assigns. All covenants and agreements herein contained by or on behalf of the Loan Parties and the Lender shall bind their respective successors and assigns and shall inure to the benefit of the Loan Parties and the Lender and their respective successors and assigns; provided, however, that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lender. The Lender reserves the right to sell or assign all or any portion of the Indebtedness and Obligations and to grant one or more participations in the Indebtedness and Obligations. Without limiting its rights under this Section, the Lender may make, carry or transfer the Loans at, to or for the account of any of its branch offices. The Lender may, in connection with any participation or proposed participation, disclose to the participant or proposed participant any information relating to the Loan Parties furnished to the Lender by or on behalf of a Loan Party, subject to the provisions of Section 8.6 hereof. Any other provision set forth in this Agreement, to the contrary notwithstanding, Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Indebtedness and any promissory note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
8.5. Renewals. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, consolidation or rearrangement of any part of the indebtedness originally represented by the Notes.
8.6. Confidentiality.
(a) The Lender agrees to keep all non-public information provided to it by the Loan Parties as confidential in accordance with its customary procedures; provided that nothing herein shall prevent the Lender from disclosing any such information:
(i) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates;
(ii) to any regulatory authority having jurisdiction over the Lender and its examiners;
(iii) upon the request or demand of any Governmental Authority;
(iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable law;

(v) if requested or required to do so in connection with any litigation or similar proceeding;
(vi) as the Lender may determine in connection with the exercise of any remedies hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder;
(vii) to any other party hereto;
(viii) in connection with any prospective merger or acquisition of the Lender;
(ix) that has been publicly disclosed;
(x) subject to an agreement containing provisions substantially the same as those of this Section 8.6, to any actual or potential assignee, transferee or participant in connection with the assignment or transfer by the Lender of any Loans or any participations therein; or
(xi) with the consent of a Loan Party.
(b) Any Person required to maintain the confidentiality of non-public information provided by the Loan Parties as provided in this Section 8.6 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.
8.7. No Waiver. No course of dealing on the part of the Lender or its officers or employees or any failure or delay by the Lender with respect to exercising any right, power or privilege of the Lender under this Agreement, the Notes or other Loan Documents shall operate as a waiver thereof. The rights and remedies of the Lender shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
8.8. Governing Law. This Agreement, the Notes and the other Loan Documents shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Texas (except that the Mortgage shall be governed by the laws of the State of Florida), except as federal law may apply. The Loan Parties irrevocably agree that any cause of action brought to enforce or interpret the provisions of this Agreement, the Notes or any of the other Loan Documents shall be brought in the district courts of Travis County, Texas or in the United States District Court for the Western District of Texas (Austin Division).
8.9. Non-Subordination. The Notes shall never be in a position subordinate to any indebtedness owing to any other creditor of the Borrower.

8.10. Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement. In the event of any conflicts or inconsistencies, the terms and provisions of this Agreement shall control.
8.11. Payment on Non-Business Days. Whenever (i) any payment to be made hereunder or under any of the Notes or (ii) any certificate, report or financial statement is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of interest due with such payment.
8.12. Severability. In the event any one or more of the provisions contained in this Agreement or in the Notes, or in any of the other Loan Documents or any other instrument referred to herein or executed in connection with or as security for the Notes shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Notes, the other Loan Documents or any other instrument referred to herein or executed in connection with or as security for either of the Notes. Furthermore, in lieu of such an illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, the Notes or any other Loan Document, as the case may be, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.
8.13. Savings Clause. It is not the intention of any party to any of the Loan Documents to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in any of the Loan Documents, the Lender shall never be entitled to receive, collect or apply, as interest on the Indebtedness or Obligations, any amount which would cause the interest rate thereon to exceed the Maximum Lawful Rate. If Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, would cause the interest rate to exceed the Maximum Lawful Rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable laws, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal parts, the total amount of interest among all of the Loans throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that if the Indebtedness or Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof would cause the interest rate to exceed the Maximum Lawful Rate, the Lender shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Lawful Rate. This Section 8.13 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in any of the Loan Documents.

8.14. Counterparts. To facilitate execution, this Agreement and the other Loan Documents may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto or thereto be contained on any one counterpart hereof or thereof. Additionally, the parties hereto agree that for purposes of facilitating the execution of this Agreement and the other Loan Documents, (a) the signature pages taken from separate individually executed counterparts of this Agreement and the other Loan Documents may be combined to form multiple fully executed counterparts and (b) a facsimile transmission shall be deemed to be an original signature. All executed counterparts of this Agreement and the other Loan Documents shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.
8.15. Limitation of Remedies. Anything contained in this Agreement and anything contained in the other Loan Documents to the contrary notwithstanding, in the event that the Lender (i) fails or refuses to grant consent or approval when required by applicable law or when required hereunder or under any of the other Loan Documents for any matter or (ii) acts unreasonably or unreasonably withholds or delays acting in any circumstances where by law or hereunder or under any of the other Loan Documents there is an obligation to act reasonably or promptly (it being agreed that no such obligation is implied) the parties agree that the damages which might arise as a result of any such actions or inactions are incapable of accurate determination. Accordingly, the parties agree that the remedies of specific performance and injunctive relief are and shall be the sole and exclusive remedies and relief of the Loan Parties with respect to such actions against the Lender, and the Loan Parties hereby irrevocably and unconditionally waive all claims for damages with respect thereto. Neither the Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Loan Parties, hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement, any of the other Loan Documents. The Loan Parties hereby waive, release, and agree not to sue the Lender or any of the Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the Notes, or any of the other Loan Documents.
8.16. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
8.17. No Obligation to Make Advance. No advances need be made by the Lender under this Agreement or the Notes if such loan or advance should cause the Lender to be in violation of any law, rule, regulation or interpretation of a governmental body applicable to the Lender. The Lender’s obligation to make any loan or advance hereunder shall be deemed to be pursuant to a contract to make a loan or extend debt financing or financial accommodations to the Borrower within the meaning of Subsections 365(c)(2) and 365(e)(2)(B) of the Bankruptcy Code.

8.18. Role of Lender. Any term or condition hereof, or of any of the other Loan Documents to the contrary notwithstanding, the Lender shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of the Loan Parties, and any term or condition hereof, or of any of the other Loan Documents, permitting the Lender to disburse funds, whether from the proceeds of the Loans, or otherwise, or to take or refrain from taking any action with respect to the Loan Parties, the Collateral or any other security for repayment of the Loans, shall be deemed to be solely to permit the Lender to audit and review the management, operation and conduct of the business and affairs of the Loan Parties, and to maintain and preserve the security given by the Loan Parties to the Lender for the Loans and may not be relied upon by any other person. Further, the Lender shall not have, has not assumed and, by its execution and acceptance of this Agreement, hereby expressly disclaims any liability or responsibility for the repayment or performance of any indebtedness or obligation of the Loan Parties, and no condition hereof, or of any of the other Loan Documents, shall be construed so as to deem the relationship between the Loan Parties and the Lender to be other than that of Loan Parties and lender, and the Loan Parties shall at all times represent that the relationship between the Borrower and the Lender is solely that of Loan Parties and lender. The Loan Parties hereby jointly and severally indemnify and agree to hold the Lender harmless from and against any costs, expenses and liabilities incurred or suffered by the Lender as a result of any assertion or claim of any obligation or responsibility of the Lender for the management, operation and conduct of the business and affairs of the Loan Parties, or as a result of any assertion or claim of any liability or responsibility of the Lender for the payment or performances of any indebtedness or obligation of the Loan Parties. No provision in this Agreement or of any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Lender to the Loan Parties or any of their Subsidiaries.
8.19. Chapter 346 of the Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto to not be applicable to this Agreement or the transactions contemplated hereby.
8.20. Waiver of Consumer Rights. The Borrower and each other Loan Party represents and warrants that it (a) is seeking or acquiring by purchase or lease goods or services for a commercial or business use and (b) has assets of $25,000,000.00 or more or is owned or controlled by a corporation or entity with assets of $25,000,000.00 or more.
THE BORROWER AND EACH OTHER LOAN PARTY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BORROWER’S AND GUARANTOR’S OWN SELECTION, BORROWER AND EACH OTHER LOAN PARTY VOLUNTARILY CONSENTS TO THIS WAIVER.
8.21. NO OTHER AGREEMENTS. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

8.22. WAIVER OF JURY. THE LENDER AND THE LOAN PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE LENDER IN THE ENFORCEMENT THEREOF OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE PROVISIONS THEREOF.
8.23. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Loan Parties or any of the shareholders or Subsidiaries of the Loan Parties.
8.24. USA Patriot Act Notification. The following notification is provided to the Loan Parties pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
The Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the Act.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in multiple counterparts, each of which is an original instrument for all purposes, all as of the day and year first above written.

BORROWER: Astrotech Space Operations, Inc., a Delaware corporation
By:	/s/ John M. Porter
John M. Porter,
Senior Vice President

PARENT: Astrotech Corporation, a Washington corporation
By:	/s/ John M. Porter
John M. Porter,
Senior Vice President

HOLDINGS: Astrotech Florida Holdings, Inc., a Florida corporation
By:	/s/ John M. Porter
John M. Porter,
Senior Vice President

LENDER: American Bank, N.A.
By:	/s/ Daniel Leonard
	Name:	Daniel Leonard
	Title:	Senior Lending Officer

Signature Page to Loan Agreement

FORM OF
REVOLVING PROMISSORY NOTE

$3,000,000.00	Austin, Texas	October 21, 2010
This Promissory Note (the “Note”) is executed pursuant to the terms of that certain Loan Agreement (as the same may be amended, modified restated or replaced, the “Loan Agreement”) dated of even date herewith by and among Astrotech Space Operations, Inc., a Delaware corporation (the “Borrower”), Astrotech Corporation, a Washington corporation (the “Parent”), Astrotech Florida Holdings, Inc., a Florida corporation (“Holdings” and, collectively, with the Borrower and the Parent, the “Loan Parties”), and American Bank, N.A. (the “Lender”). Advances to be made hereunder by the Lender shall be made in reliance upon each and all of the terms, conditions, representations, warranties, covenants and agreements of the Loan Agreement. In no event will the Lender have any obligation to advance any proceeds of this Note unless the Loan Parties fully satisfy all conditions thereto set forth in the Loan Agreement.
For value received, the Borrower promises to pay to the order of the Lender at the location provided for payments in the Loan Agreement (or at such other place as the Lender may hereafter direct the Borrower), the principal sum of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), or the aggregate amount of all unpaid advances made hereunder, whichever is the lesser, together with interest on the outstanding portion thereof for the period such sums are unpaid, as hereinafter provided.
1. Defined Terms. Capitalized terms which are used in this Note and are not otherwise defined are used with the meanings provided for them in the Loan Agreement, unless the context clearly requires otherwise. In addition, the following terms shall have the following meanings:
(a) “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the rate established from time to time by the Lender as its base rate for the guidance of its loan officers, whether or not publicly announced. The Base Rate is set by the Lender as a general reference rate of interest, taking into account such factors as the Lender may deem appropriate, it being understood that many of the Lender’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer, that the Lender may make various commercial or other loans at rates of interest having no relationship to such rate, and that rates on other loans or credit facilities may be based on indicates other than the Base Rate.
(b) “Loan” means the loan evidenced by the terms hereof.
(c) “Loan Parties” means, collectively, the Borrower, the Parent and Holdings.
EXHIBIT A
TO
LOAN AGREEMENT

(d) “Loan Rate” means a varying rate per annum equal to the lower of (a) one-quarter of one percent (0.25%) per annum in excess of the Base Rate, but in no event less than four percent (4.00%) per annum, and (b) the Maximum Lawful Rate. The rate per annum at which interest accrues hereunder may be adjusted by the Lender without notice to the Borrower on the effective date of any change in the Base Rate or the Maximum Lawful Rate, as the case may be. The Lender’s determinations shall be deemed conclusive, absent manifest error.
(e) “Payment Date” means the 21st day of each month (or the last day of any month which does not include a numerically corresponding day), beginning November 21, 2010.
(f) “Revolving Credit Maturity Date” means October 21, 2012.
2. Repayment of Principal and Interest. This Note is due and payable as follows:
Interest only shall be due and payable monthly as it accrues on each Payment Date from the date hereof until the Revolving Credit Maturity Date, when the entire amount hereof, principal and interest then remaining unpaid, shall be due and payable in full.
3. Interest Rate. Interest on the outstanding balance hereof shall accrue prior to maturity at a varying rate per annum equal to the Loan Rate, subject to the provisions of Section 19 below.
4. Default Interest. The Borrower shall pay Default Interest as provided in the Loan Agreement.
5. Interest Recoupment. To the fullest extent provided by applicable law, if at any time and from time to time the Lender is prevented from collecting the rate of interest and the fees specified in this Note by applicable law or governmental regulation, the Lender shall be entitled to recoup the amount it would have otherwise been able to collect (the “Recoupment Amount”) during such period when the recoupment will not violate such applicable law or regulation (the “Recoupment Period”). During each Recoupment Period, the Borrower shall continue to pay the Maximum Lawful Rate until there has been paid hereon, in addition to the interest at the applicable rate specified herein during such Recoupment Period, an amount equal to the Recoupment Amount. Interest collected by the Lender during each Recoupment Period shall first be applied to payment of current interest due at the applicable rate specified in this Note and any remaining interest collected shall be applied to the Recoupment Amount. When the Lender shall have recouped all of the Recoupment Amount, the interest rate payable by the Borrower shall revert to the applicable rate specified in this Note. In no event, however, shall the interest rate charged hereunder ever exceed the Maximum Lawful Rate and in the event of any prepayment hereof, only that portion of the Recoupment Amount which has been earned through the date of prepayment shall be payable.
EXHIBIT A
TO
LOAN AGREEMENT

6. Reborrowing Principal. The Borrower may borrow, repay and reborrow funds hereunder from time to time prior to the Revolving Credit Maturity Date as provided in the Loan Agreement.
7. Events of Default. If any one or more of the Events of Default shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law pursuant to or in compliance with any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body, or otherwise), then, and in such event, and at any time thereafter, the holder of this Note may, at its option without demand or notice to the Borrower which the Borrower expressly waives, declare the outstanding principal and accrued interest owing under this Note to be immediately due and payable, whereupon the entire unpaid principal and accrued interest of this Note shall forthwith become and be due and payable.
8. Extension of Due Date. If the payment of principal or interest to be made on this Note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment beyond the maturity date hereof, in which event the payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due).
9. Collateral Documents. Payment of this Note is secured by, and this Note is entitled to the benefits of, each of the Collateral Documents.
10. General Waivers. The Borrower waives presentment for payment, demand, notice of intent to accelerate, notice of acceleration, protest and notice of protest, and of dishonor, diligence in collecting and the bringing of suit against any other party, and agrees to all renewals, extensions, partial payments, releases, subordinations and substitutions of security, in whole or in part, with or without notice, before or after maturity. The failure by the Lender to exercise any of its rights, remedies, recourses, or powers upon the occurrence of one or more of the Events of Default shall not constitute a waiver of the right to exercise the same or any other right, remedy, recourse, or power at any subsequent time in respect to the same or any other of the Events of Default. The acceptance by the Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Lender’s rights, remedies, recourses, or powers at that time, or any subsequent time, or nullify any prior exercise of any such right, remedy, recourse or power without the written consent of the Lender, except as and to the extent otherwise required by applicable law.
11. Reduction in Interest. It is the intention of the Borrower and the Lender to conform strictly to the applicable laws of usury. All agreements and transactions between the Borrower and the Lender, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, prepayment, demand for prepayment or otherwise, shall the amount contracted for, charged or received by the Lender from the Borrower for the use, forbearance or detention of the principal
EXHIBIT A
TO
LOAN AGREEMENT

indebtedness or interest hereof, which remains unpaid from time to time, exceed the Maximum Lawful Amount. Any interest payable hereunder or under any other instrument relating to the Loan that is in excess of the Maximum Lawful Amount, shall be applied, in the event of acceleration of maturity, prepayment, demand for prepayment or otherwise, automatically, as of the date of such acceleration, prepayment, demand or otherwise, to a reduction of the principal indebtedness hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such principal, such excess shall be refunded to the Borrower. To the extent not prohibited by law, determination of the legal maximum rate of interest shall at all times be made by amortizing, prorating, allocating and spreading all interest at any time contracted for, charged or received from the Borrower in connection with the Loan in equal parts during the period of the full term of the Loan until repayment in full of the principal (including the period of renewal or extension hereof), so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Lawful Rate.
12. Set Off. If the unpaid principal amount of this Note, interest accrued hereon or any other amount owing by the Borrower hereunder or under any of the other Loan Documents shall have become due and payable (by acceleration or otherwise), the Lender shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set off against and to appropriate and apply to such due and payable amounts any debt owing to the Borrower, and any other funds held by the Lender in any manner for the account of the Borrower. Such right shall exist whether or not the Lender shall have given notice or made any demand hereunder, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender. The Borrower hereby consents to and confirms the foregoing arrangements and confirms the Lender’s rights of set off. Nothing in this Note or in any of the other Loan Documents shall be deemed a waiver or prohibition of or restriction on the Lender’s rights of set off.
13. Successors; Successor Interest Rate. As used herein, the term “Lender” shall include the successors and assigns of the Lender and any subsequent owner and holder of this Note (each such successor, assign and subsequent owner and holder being hereinafter referred to as a “Successor Lender” for purposes of this paragraph). During such period as a Successor Lender is the owner and holder hereof, the term “Base Rate” shall mean the rate established from time to time by the Successor Lender as its base rate or other similarly designated rate for the guidance of the Successor Lender’s loan officers, whether or not such rate is publicly announced.
14. Governing Law. This Note shall be deemed to be a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas, except as federal law may apply. The parties irrevocably agree that any cause of action brought to enforce or interpret the provisions of this Note shall be brought in the district courts of Travis County, Texas or in the United States District Court for the Western District of Texas (Austin Division).
EXHIBIT A
TO
LOAN AGREEMENT

15. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO THIS NOTE OR THE ACTIONS OF THE LENDER IN THE ENFORCEMENT HEREOF.
THIS NOTE, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature page follows]

Astrotech Space Operations, Inc., a Delaware corporation
By:
John M. Porter,
Senior Vice President

EXHIBIT A
TO
LOAN AGREEMENT

FORM OF
TERM PROMISSORY NOTE
(Floating Rate)

$7,000,000.00	Austin, Texas	October 21, 2010
This Term Promissory Note (the “Note”) is executed pursuant to the terms of that certain Loan Agreement (as the same may be amended, modified restated or replaced, the “Loan Agreement”) dated of even date herewith by and among Astrotech Space Operations, Inc., a Delaware corporation (the “Borrower”), Astrotech Corporation, a Washington corporation (the “Parent”), Astrotech Florida Holdings, Inc., a Florida corporation (“Holdings” and, collectively, with the Borrower and the Parent, the “Loan Parties”), and American Bank, N.A. (the “Lender”). The loan to be made hereunder by the Lender shall be made in reliance upon each and all of the terms, conditions, representations, warranties, covenants and agreements of the Loan Agreement. In no event will the Lender have any obligation to advance any proceeds of this Note unless the Loan Parties fully satisfy all conditions thereto set forth in the Loan Agreement.
For value received, the Borrower promises to pay to the order of the Lender at the location provided for payments in the Loan Agreement (or at such other place as the Lender may hereafter direct the Borrower), the principal sum of SEVEN MILLION AND 00/100 DOLLARS ($7,000,000.00), or the aggregate amount of all unpaid advances made hereunder, whichever is the lesser, together with interest on the outstanding portion thereof for the period such sums are unpaid, as hereinafter provided.
16. Defined Terms. Capitalized terms which are used in this Note and are not otherwise defined are used with the meanings provided for them in the Loan Agreement, unless the context clearly requires otherwise. In addition, the following terms shall have the following meanings:
(a) “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the rate established from time to time by the Lender as its base rate for the guidance of its loan officers, whether or not publicly announced. The Base Rate is set by the Lender as a general reference rate of interest, taking into account such factors as the Lender may deem appropriate, it being understood that many of the Lender’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer, that the Lender may make various commercial or other loans at rates of interest having no relationship to such rate, and that rates on other loans or credit facilities may be based on indicates other than the Base Rate.
(b) “Loan” means the loan evidenced by the terms hereof.
EXHIBIT B
TO
LOAN AGREEMENT

(c) “Loan Parties” means, collectively, the Borrower, the Parent and Holdings.
(d) “Loan Rate” means a varying rate per annum equal to the lower of (a) one-quarter of one percent (0.25%) per annum in excess of the Base Rate, but in no event less than four percent (4.00%) per annum, and (b) the Maximum Lawful Rate. The rate per annum at which interest accrues hereunder may be adjusted by the Lender without notice to the Borrower on the effective date of any change in the Base Rate or the Maximum Lawful Rate, as the case may be. The Lender’s determinations shall be deemed conclusive, absent manifest error.
(e) “Monthly Payment Amount” means an amount calculated by the Lender from time to time which shall be the amount necessary to repay the principal sum of $7,000,000.00 in one hundred eighty (180) consecutive equal monthly installments of principal and interest at the Loan Rate in effect from time to time. Initially, until adjusted as provided herein, the Monthly Payment Amount will be the amount of Fifty-One Thousand Seven Hundred Seventy-Eight and 15/100 Dollars ($51,778.15). The Monthly Payment Amount may be adjusted by the Lender as changes in the Loan Rate occur. Lender shall provide Borrower with prompt written notice of any such change, which notice shall include the adjusted Monthly Payment Amount. The Lender’s calculations shall be deemed conclusive absent manifest error.
(f) “Payment Date” means the 21st day of each month (or the last day of any month which does not include a numerically corresponding day), beginning November 21, 2010.
(g) “Term Loan Maturity Date” means October 21, 2015.
17. Repayment of Principal and Interest. This Note is due and payable as follows:
(a) Principal and interest shall be due and payable in monthly installments equal to the Monthly Payment Amount on each Payment Date.
(b) Interest shall be calculated on the unpaid principal to the date of each installment paid and the payment made credited first to the discharge of the interest accrued and the balance to the reduction of the principal.
(c) The entire amount hereof, principal and interest remaining unpaid, shall be due and payable in full on the Term Loan Maturity Date.
18. Interest Rate. Interest on the outstanding balance hereof shall accrue prior to maturity at a varying rate per annum equal to the Loan Rate, subject to the provisions of Section 19 below.
EXHIBIT B
TO
LOAN AGREEMENT

19. Default Interest and Late Charges. The Borrower shall pay Default Interest and Late Charges as provided in the Loan Agreement.
20. Interest Recoupment. To the fullest extent permitted by applicable law, if at any time and from time to time the Lender is prevented from collecting the rate of interest and the fees specified in this Note by applicable law or governmental regulation, the Lender shall be entitled to recoup the amount it would have otherwise been able to collect (the “Recoupment Amount”) during such period when the recoupment will not violate such applicable law or regulation (the “Recoupment Period”). During each Recoupment Period, the Borrower shall continue to pay the Maximum Lawful Rate until there has been paid hereon, in addition to the interest at the applicable rate specified herein during such Recoupment Period, an amount equal to the Recoupment Amount. Interest collected by the Lender during each Recoupment Period shall first be applied to payment of current interest due at the applicable rate specified in this Note and any remaining interest collected shall be applied to the Recoupment Amount. When the Lender shall have recouped all of the Recoupment Amount, the interest rate payable by the Borrower shall revert to the applicable rate specified in this Note. In no event, however, shall the interest rate charged hereunder ever exceed the Maximum Lawful Rate and in the event of any prepayment hereof, only that portion of the Recoupment Amount which has been earned through the date of prepayment shall be payable.
21. Events of Default. If any one or more of the Events of Default shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law pursuant to or in compliance with any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body, or otherwise), then, and in such event, and at any time thereafter, the holder of this Note may, at its option without demand or notice to the Borrower which the Borrower expressly waives, declare the outstanding principal and accrued interest owing under this Note to be immediately due and payable, whereupon the entire unpaid principal and accrued interest of this Note shall forthwith become and be due and payable.
22. Extension of Due Date. If the payment of principal or interest to be made on this Note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment beyond the maturity date hereof, in which event the payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due).
23. Collateral Documents. Payment of this Note is secured by, and this Note is entitled to the benefits of, each of the Collateral Documents.
EXHIBIT B
TO
LOAN AGREEMENT

24. General Waivers. The Borrower waives presentment for payment, demand, notice of intent to accelerate, notice of acceleration, protest and notice of protest, and of dishonor, diligence in collecting and the bringing of suit against any other party, and agrees to all renewals, extensions, partial payments, releases, subordinations and substitutions of security, in whole or in part, with or without notice, before or after maturity. The failure by the Lender to exercise any of its rights, remedies, recourses, or powers upon the occurrence of one or more of the Events of Default shall not constitute a waiver of the right to exercise the same or any other right, remedy, recourse, or power at any subsequent time in respect to the same or any other of the Events of Default. The acceptance by the Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Lender’s rights, remedies, recourses, or powers at that time, or any subsequent time, or nullify any prior exercise of any such right, remedy, recourse or power without the written consent of the Lender, except as and to the extent otherwise required by applicable law.
25. Reduction in Interest. It is the intention of the Borrower and the Lender to conform strictly to the applicable laws of usury. All agreements and transactions between the Borrower and the Lender, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, prepayment, demand for prepayment or otherwise, shall the amount contracted for, charged or received by the Lender from the Borrower for the use, forbearance or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the Maximum Lawful Amount. Any interest payable hereunder or under any other instrument relating to the Loan that is in excess of the Maximum Lawful Amount, shall be applied, in the event of acceleration of maturity, prepayment, demand for prepayment or otherwise, automatically, as of the date of such acceleration, prepayment, demand or otherwise, to a reduction of the principal indebtedness hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such principal, such excess shall be refunded to the Borrower. To the extent not prohibited by law, determination of the legal maximum rate of interest shall at all times be made by amortizing, prorating, allocating and spreading all interest at any time contracted for, charged or received from the Borrower in connection with the Loan in equal parts during the period of the full term of the Loan until repayment in full of the principal (including the period of renewal or extension hereof), so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Lawful Rate.
26. Set Off. If the unpaid principal amount of this Note, interest accrued hereon or any other amount owing by the Borrower hereunder or under any of the other Loan Documents shall have become due and payable (by acceleration or otherwise), the Lender shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set off against and to appropriate and apply to such due and payable amounts any debt owing to the Borrower, and any other funds held by the Lender in any manner for the account of the Borrower. Such right shall exist whether or not the Lender shall have given notice or made any demand hereunder, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender. The Borrower hereby consents to and confirms the foregoing arrangements and confirms the Lender’s rights of set off. Nothing in this Note or in any of the other Loan Documents shall be deemed a waiver or prohibition of or restriction on the Lender’s rights of set off.
EXHIBIT B
TO
LOAN AGREEMENT

27. Successors; Successor Interest Rate. As used herein, the term “Lender” shall include the successors and assigns of the Lender and any subsequent owner and holder of this Note (each such successor, assign and subsequent owner and holder being hereinafter referred to as a “Successor Lender” for purposes of this paragraph). During such period as a Successor Lender is the owner and holder hereof, the term “Base Rate” shall mean the rate established from time to time by the Successor Lender as its base rate or other similarly designated rate for the guidance of the Successor Lender’s loan officers, whether or not such rate is publicly announced.
28. Governing Law. This Note shall be deemed to be a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas, except as federal law may apply. The parties irrevocably agree that any cause of action brought to enforce or interpret the provisions of this Note shall be brought in the district courts of Travis County, Texas or in the United States District Court for the Western District of Texas (Austin Division).
29. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO THIS NOTE OR THE ACTIONS OF THE LENDER IN THE ENFORCEMENT HEREOF.
THIS NOTE, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows]
Astrotech Space Operations, Inc., a Delaware corporation
By:
John M. Porter,
Senior Vice President

EXHIBIT B
TO
LOAN AGREEMENT

Borrowing Base Certificate
Month Ended _______, 200_
TO:	American Bank, N.A. 3267 Bee Cave Road, Suite 103 Austin, Texas 78746 Attention: Loan Operations
In accordance with the provisions of Section 4.1 of that certain Loan Agreement (the “Loan Agreement”) dated as of October 21, 2010 by and among Astrotech Space Operations, Inc., a Delaware corporation (the “Borrower”), Astrotech Corporation, a Washington corporation (the “Parent”), Astrotech Florida Holdings, Inc., a Florida corporation (“Holdings”), and American Bank, N.A. (the “Lender”), the undersigned, as principal officer of the Borrower, hereby certifies as of _______, 201_______(the “Certification Date”) to the best of his/her Knowledge to the following:
I.	As of the Certification Date, the Borrowing Base is as follows:
RECEIVABLES

1. Total Accounts	$

2. Less: Ineligible Accounts
a. Accounts with terms in excess of 30 days	$

b. Accounts as to which a warranty or representation has been breached	$

c. Accounts more than 90 days past invoice date	$

d. Accounts as to which 25% or more of the outstanding Accounts from the Account debtor have remained unpaid for more than ninety (90) days after the original invoice date	$

e. Accounts owed by an Account debtor who owes 50% or more of all Accounts in the aggregate (in which case, the amount exceeding 50% shall be treated as ineligible);	$

f. Accounts including an amount billed for or representing retainage (in which case, the amount of retainage shall be ineligible until all prerequisites to its immediate payment have been satisfied);	$

g. Account as to which the Account debtor has filed a petition for relief under the Bankruptcy Code (or similar action under any successor law, etc.	$

h. Accounts denominated in other than United States Dollars or payable outside the United States or payable by an Account debtor whose principal place of business is located outside the United States, except to the extent (1) covered by Foreign Receivable Insurance acceptable to the Lender and which has been assigned to the Lender by an assignment in Proper Form, or (2) approved by the Lender
$

i. Accounts subject to offset, claim or dispute by the Account debtor (in which case, the amount of the Account equal to the amount of such offset, claim or dispute shall be ineligible)	$

j. Accounts subject to consignment, sale or return, guaranteed sale or bill and hold;	$

k. Accounts subject to any Liens, other than Liens in favor of the Lender	$

l. Accounts of the United States government, the government of any state of the United States or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing and the Lender has not perfected a first priority security interest in such Account (including, by way of illustration, but not in limitation, perfection under the Federal Assignment of Claims Act)
$

m. Accounts owing by an Affiliate or employee	$

n. Accounts not evidenced by an invoice or other writing in Proper Form;	$

o. Account requiring additional service or performance	$

p. Accounts subject to any provision prohibiting assignment or requiring notice of or consent to such assignment and (1) such prohibition has not been waived in writing or such notice, (2) or consent has not been given or obtained, or (3) such provision is unenforceable as to the right to grant a security interest to the Lender under provisions of the Uniform Commercial Code applicable to such Account.
$

TOTAL	$

3. Eligible Accounts [line (1) minus line (2)]	$

4. Borrowing Base [80% of line (3)]	$

5. Revolving Credit Limit		$3,000,000.00
6. Lesser of line (4) or line (5)	$

7. Amount of outstanding Advances	$

8. Available Amount [line (6) minus line (7)]	$

II. Attached hereto as Schedule 1 is a list of Borrower’s Accounts designating Eligible Accounts, aged in thirty day intervals.
III. Terms used herein and not otherwise defined are used with the same meanings given such terms in the Loan Agreement.

Astrotech Space Operations, Inc., a Delaware corporation
By:
Name:
Title:

EXHIBIT C
TO
LOAN AGREEMENT

COMPLIANCE CERTIFICATE
Date: _________________
TO:	American Bank, N.A. 3267 Bee Cave Road, Suite 103 Austin, Texas 78746 Attention: Loan Operations
In accordance with the provisions of Section 4.1(f) of that certain Loan Agreement (the “Loan Agreement”) dated as of October 21, 2010, by and among Astrotech Space Operations, Inc., a Delaware corporation (the “Borrower”), Astrotech Corporation, a Washington corporation (the “Parent”), Astrotech Florida Holdings, Inc., a Florida corporation (“Holdings”), and American Bank, N.A. (the “Lender”), the undersigned, as a principal officer of the Borrower, hereby certifies as of _____, 201_____(the “Certification Date”) to his/her Knowledge to the following:
1. As of the Certification Date, the Borrower’s compliance with the following provisions of the Loan Agreement was as shown below:

Section	Covenant			Compliance
Reference	Description	Required	Actual	Yes	No

5.1(a)	Leverage Ratio	Not greater than
0.50 to 1.00

5.1(b)	Debt Service Coverage	Not less than
	Ratio (After Distributions/	1.00 to 1.00
Advances)

5.8	Tangible Net Worth	Not less than
$32,500,000

2. As of the Certification Date, no Default or Event of Default had occurred [other than ___________________________________________________________________________________________________ ___________________________________________________________. Such Default or Event of Default is not continuing or, if continuing, the Borrower is taking the following steps to cure the same: __________________.]
3. Terms used herein and not otherwise defined are used with the same meanings given such terms in the Loan Agreement.

Astrotech Space Operations, Inc., a Delaware corporation
By:
Name:
Title:

EXHIBIT D
TO
LOAN AGREEMENT

COLLATERAL
1.	The Titusville Facility

3.	All of the following now or hereafter owned by the Borrower or Holdings:

(a) Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Financial Assets, General Intangibles, Goods, Instruments, Inventory, Intellectual Property, Intangible Personal Property, Investment Property, Letter of Credit Rights and Supporting Obligations; and

(b) All other personal (tangible and intangible) property of every character and wherever situated.

Schedule 4.8